Exhibit 2.1

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

TRINITY MERGER CORP.,

TRINITY SUB INC.,

TRINITY MERGER SUB I, INC.,

   TRINITY MERGER SUB II, LLC,

PBRELF I, LLC,

BRELF II, LLC,

BRELF III, LLC,

BRELF IV, LLC,

PYATT BROADMARK MANAGEMENT, LLC,

BROADMARK REAL ESTATE MANAGEMENT II, LLC,

BROADMARK REAL ESTATE MANAGEMENT III, LLC,

and

BROADMARK REAL ESTATE MANAGEMENT IV, LLC

dated as of

August 9, 2019

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of August 9, 2019, is by and among TRINITY MERGER CORP., a Delaware corporation (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity (“PubCo”), TRINITY MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of PubCo (“Merger Sub I”), TRINITY MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Merger Sub II” and, together with Trinity, PubCo and Merger Sub I, the “Trinity Parties”), PBRELF I, LLC, a Washington limited liability company (“Fund I”), BRELF II, LLC, a Washington limited liability company (“Fund II”), BRELF III, LLC, a Washington limited liability company (“Fund III”), and BRELF IV, LLC, a Washington limited liability company (“Fund IV” and, together with Fund I, Fund II and Fund III, the “Companies” and each a “Company”), Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), and Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV” and, together with MgCo I, MgCo II and MgCo III, the “Management Companies” and each a “Management Company” and, together with the Companies and the Company Subsidiaries, the “Company Group”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement. Trinity, PubCo, Merger Sub I, Merger Sub II, Fund I, Fund II, Fund III, Fund IV, MgCo I, MgCo II, MgCo III and MgCo IV are each individually referred to herein as a “Party” and together as the “Parties.”

Recitals

WHEREAS, Trinity is a blank check company incorporated in Delaware for the purpose of effecting a Business Combination;

WHEREAS, PubCo is a Maryland corporation that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code (“REIT”) for U.S. federal income tax purposes;

WHEREAS, Fund I, Fund II, Fund III and Fund IV are each Washington limited liability companies that have elected or will elect to be taxed as REITs for U.S. federal income tax purposes;

WHEREAS, MgCo I is the manager of Fund I, provides loan underwriting services on behalf of Fund I and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund I, MgCo II is the manager of Fund II, provides loan underwriting services on behalf of Fund II and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund II, MgCo III is the manager of Fund III, provides loan underwriting services on behalf of Fund III and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund III, MgCo IV is the manager of Fund IV, provides loan underwriting services on behalf of Fund IV and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund IV (the Management Companies’ rights in the fee-based income with respect to their loan underwriting services are referred to herein as the “Management Agreement Rights”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which (i) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, in accordance with the General Limited liability Company Act of the State of Delaware (the “DLLCA”) and the Washington Limited Liability Company Act (the “WA LLCA”), each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, in accordance with the DGCL and the WA LLCA, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”);

WHEREAS, in the Trinity Merger, (i) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (ii) each warrant outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire shares of PubCo Common Stock, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, as of the date of the Trinity Merger, Trinity will elect with PubCo on IRS Form 8875 to be treated as a Taxable REIT Subsidiary of PubCo;

WHEREAS, in the Company Merger, (i) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (ii) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the WA LLCA;

WHEREAS, in the Management Company Merger, (i) each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the WA LLCA;

WHEREAS, the board of directors of Trinity (the “Trinity Board”) has unanimously (i) approved the execution, delivery and performance of this Agreement and the Trinity Merger, the Management Company Merger and the other transactions contemplated by this Agreement (the “Transactions”), and declared that this Agreement, and the Transactions are advisable and in the best interests of Trinity and its stockholders, and (ii) resolved to recommend adoption of this Agreement by the stockholders of Trinity;

WHEREAS, the board of directors of PubCo (the “PubCo Board”) has approved the execution, delivery and performance of this Agreement and the Transactions and declared it advisable for PubCo to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub I (the “Merger Sub I Board”) has approved the execution, delivery and performance of this Agreement and the Transactions and declared it advisable for Merger Sub I to enter into this Agreement;

WHEREAS, the manager and sole member of Merger Sub II has approved the execution, delivery and performance of this Agreement and the Transactions and declared it advisable for Merger Sub II to enter into this Agreement;

WHEREAS, the board of directors and managers of each of the respective Companies have unanimously approved the execution, delivery and performance of this Agreement and the Transactions and determined to submit this Agreement and the Transactions to the Company Members for their approval;

WHEREAS, the board of managers of each of the respective Management Companies has unanimously approved the execution, delivery and performance of this Agreement and the Transactions and determined to submit this Agreement and the Transactions to the Management Company Members for their approval;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Trinity shall provide the holders of its Class A Common Stock sold as part of the units in Trinity’s initial public offering the opportunity to elect to have their shares of Class A Common Stock redeemed for the consideration, and on the terms and subject to the terms and limitations, set forth in the Trinity Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with obtaining approval from the stockholders of Trinity for the Trinity Merger (collectively with the transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Company Merger will qualify as a “reorganization” under, and within the meaning of, Section 368(a)(1)(A) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Company Merger for purposes of Sections 354 and 361 of the Code, (ii) the Company Merger, the Trinity Merger and the PIPE Investment will be considered part of an overall plan in which the Trinity stockholders exchange their Trinity Common Stock for PubCo Common Stock in an exchange described in Section 351 of the Code, and (iii) the Management Company Merger will be characterized as a sale of assets by the Management Companies to Trinity for cash;

WHEREAS, Sponsor and certain insiders of Trinity are parties to that certain letter agreement dated May 14, 2018 (the “Letter Agreement”) pursuant to which Sponsor and the insiders agreed (i) to vote any shares of Trinity Common Stock they own in favor of any proposed Business Combination and (ii) not to redeem any shares of Trinity Common Stock they own in connection with the Offer or any shareholder approval of such Business Combination;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor, Trinity, PubCo, the Companies and the Management Companies have entered into an agreement (the “Sponsor Agreement”) pursuant to which Sponsor shall (a) surrender to Trinity, for no consideration and as a contribution to the capital of Trinity, the Surrendered Shares, whereupon such shares shall be cancelled, and (b) waive the conversion rights set forth in Section 4.3 of the Trinity Certificate that may result from the PIPE Investment and/or the Transactions (the “Class B Share Conversion Rights”);

WHEREAS, Trinity has required, as a condition to its willingness to enter into this Agreement, that certain holders of membership interests of the Management Companies simultaneously herewith enter into a Support Agreement, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, such holders agree to support the Management Company Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreements;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, PubCo and Jeffrey Pyatt, Adam Fountain, Joanne Van Sickle, Bryan Graf, Tom Gunnison, Jordan Siao and Brian Dubin are entering into employment agreements;

WHEREAS, on or about the date hereof, PubCo has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors for a private placement of PubCo Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe certain conditions to the Transactions as specified herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Agreement

ARTICLE I
AGREEMENT – THE MERGERS

Section 1.1    The Mergers.

(a)   Trinity Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Trinity Effective Time, Merger Sub I will be merged with and into Trinity, whereupon the separate existence of Merger Sub I will cease, and Trinity will survive the merger as a wholly owned subsidiary of PubCo (the surviving entity in the Trinity Merger, the “Initial Trinity Surviving Subsidiary”). The Trinity Merger shall have the effects provided in this Agreement and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Trinity Effective Time, the Initial Trinity Surviving Subsidiary will possess all properties, rights, privileges, powers and franchises of Trinity and Merger Sub I, and all of the claims, obligations, liabilities, debts and duties of Trinity and Merger Sub I will become the claims, obligations, liabilities, debts and duties of the Initial Trinity Surviving Subsidiary.

(b)   Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA and the WA LLCA, immediately following the Trinity Merger, each of the Companies will be merged with and into Merger Sub II, whereupon the separate existence of the Companies will cease, and Merger Sub II will survive the merger as a wholly owned subsidiary of PubCo (the surviving entity in the Company Merger, the “Company Surviving Subsidiary”). The Company Merger shall have the effects provided in this Agreement and as specified in the DLLCA and the WA LLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Company Effective Time, the Company Surviving Subsidiary will possess all properties, rights, privileges, powers and franchises of the Companies and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of the Companies and Merger Sub II will become the claims, obligations, liabilities, debts and duties of the Company Surviving Subsidiary.

(c)   Management Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the WA LLCA, immediately following the Company Merger, each of the Management Companies will be merged with and into the Initial Trinity Surviving Subsidiary, whereupon the separate existence of the Management Companies will cease, and the Initial Trinity Surviving Subsidiary will survive the merger as a wholly owned subsidiary of PubCo (the surviving entity in the Management Company Merger, the “Trinity Surviving Subsidiary” and, together with the Company Surviving Subsidiary, the “Surviving Subsidiaries” and each a “Surviving Subsidiary”). The Management Company Merger shall have the effects provided in this Agreement and as specified in the DGCL and the WA LLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Trinity Surviving Subsidiary shall possess all properties, rights, privileges, powers and franchises of the Management Companies and Trinity, and all of the claims, obligations, liabilities, debts and duties of the Management Companies and Trinity shall become the claims, obligations, liabilities, debts and duties of the Trinity Surviving Subsidiary.

Section 1.2   Closing. The closing of the Mergers (the “Closing”) will take place (a) at 10:00 a.m., Eastern Time, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than any such conditions that by their nature are to be satisfied or, to the extent permitted by applicable Law, waived at the Closing) or (b) at such other date or place as is agreed to in writing by Trinity and the Companies. The date on which the Closing actually takes place is referred to as the “Closing Date.” At or prior to the Effective Time, the PIPE Investors and PubCo shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

Section 1.3   Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Trinity and the Companies shall (a) cause a certificate of merger with respect to the Trinity Merger (the “Trinity Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the DGCL, (b) immediately thereafter, cause a certificate of merger with respect to the Company Merger (the “Company Certificate of Merger”) to be duly filed with the DE SOS and the Secretary of State of the State of Washington (“WA SOS”) in accordance with the DLLCA and the WA LLCA, and (c) immediately thereafter, cause a certificate of merger with respect to the Management Company Merger (the “Management Company Certificate of Merger”) to be filed with the DE SOS and the WA SOS in accordance with the DGCL and the WA LLCA. The Trinity Merger shall become effective at such time as the Trinity Certificate of Merger is duly filed with the DE SOS, or at such later date and time as is agreed to in writing by Trinity and the Companies and specified in the Trinity Certificate of Merger (the time the Trinity Merger becomes effective being the “Trinity Effective Time”). The Company Merger shall become effective at such time as the Company Certificate of Merger is duly filed with the DE SOS, or at such later date and time as is agreed to in writing by Trinity and the Companies and specified in the Company Certificate of Merger (the time the Company Merger becomes effective being the “Company Effective Time”). The Management Company Merger shall become effective at such time as the Management Company Certificate of Merger is duly filed with the DE SOS and the WA SOS, or at such later date and time as is agreed to in writing by Trinity and the Management Companies and specified in the Management Company Certificate of Merger (the time the Management Company Merger becomes effective being the “Effective Time”).

Section 1.4   Governing Documents of the Surviving Subsidiaries. At the Trinity Effective Time, the Merger Sub I articles of incorporation and bylaws, as in effect immediately prior to the Trinity Effective Time, will be the articles of incorporation and bylaws of the Initial Trinity Surviving Subsidiary, until thereafter amended, subject to Section 5.8, in accordance with applicable Law and the applicable provisions of such articles of incorporation and bylaws. At the Company Effective Time, the Merger Sub II certificate of formation and limited liability company agreement, as in effect immediately prior to the Trinity Effective Time, will be the certificate of formation and limited liability company agreement of the Company Surviving Subsidiary, until thereafter amended, subject to Section 5.8, in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement. At the Effective Time, the Initial Trinity Surviving Subsidiary articles of incorporation and bylaws, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Trinity Surviving Subsidiary, until thereafter amended, subject to Section 5.8, in accordance with applicable Law and the applicable provisions of such articles of incorporation and bylaws.

Section 1.5   Directors and Officers of the Surviving Subsidiaries.

(a)   Trinity Merger. At the Trinity Effective Time, the directors and officers of Merger Sub I will become the directors and officers of the Initial Trinity Surviving Subsidiary until their respective successors are duly elected or appointed in accordance with applicable Law and the governing documents of the Initial Trinity Surviving Subsidiary or their earlier death, resignation or removal.

(b)   Company Merger. At the Company Effective Time, the directors and officers of Merger Sub II will become the directors and officers of the Company Surviving Subsidiary until their respective successors are duly elected or appointed in accordance with applicable Law and the governing documents of the Company Surviving Subsidiary or their earlier death, resignation or removal.

(c)   Management Company Merger. At the Effective Time, the directors and officers of the Initial Trinity Surviving Subsidiary will become the directors and officers of the Trinity Surviving Subsidiary until their respective successors are duly elected or appointed in accordance with applicable Law and the governing documents of the Trinity Surviving Subsidiary or their earlier death, resignation or removal.

Section 1.6   Directors and Officers of PubCo.

(a)   As promptly as practicable following the date hereof, the Companies shall provide to PubCo the name and biography of two (2) directors nominated by the Companies to serve on the PubCo Board (the “Company Nominee”).

(b)   As promptly as practicable following the date hereof, Sponsor shall provide to PubCo the names and biographies of two (2) directors nominated by Sponsor to serve on the PubCo Board (the “Sponsor Nominees”).

(c)   PubCo shall appoint the remaining three (3) directors to serve on the PubCo Board, each of whom must meet the qualifications of an “independent director” under the rules of the NYSE (the “Independent Directors”), which directors shall be mutually agreed upon by Trinity and the Companies.

(d)   Prior to the Effective Time, PubCo shall take all necessary corporate action so that effective as of the Effective Time, the Company Nominee, the Sponsor Nominees and the Independent Directors are elected to the PubCo Board. In the event any Company Nominee, Sponsor Nominee or Independent Director is unable or unwilling to serve on the PubCo Board, then the Party designating the nominee that is unable or unwilling to serve may designate substitute director(s) who are reasonably acceptable to Trinity and the Companies to fill such vacancies. Any substitute Independent Director must meet the qualifications of an “independent director” under the rules of the NYSE.

Section 1.7   Tax Consequences.

(a)   Company Merger and Trinity Merger. The Parties intend that, for U.S. federal income tax purposes, (i) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (ii) the Company Merger, the Trinity Merger and the PIPE Investment will be considered part of an overall plan in which the Trinity stockholders exchange their Trinity Common Stock for PubCo Common Stock in an exchange described in Section 351 of the Code. None of the Parties shall take (or permit any of their respective Affiliates to take) any Tax position inconsistent with such tax treatment on any Tax Return, in connection with any Tax proceeding or otherwise, in each case, except to the extent agreed to by the Parties or required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

(b)   Management Company Merger. The Parties intend that the Management Company Merger will be characterized as a purchase of assets of each Management Company by the Trinity Surviving Subsidiary and a sale of the assets of each Management Company to the Trinity Surviving Subsidiary for cash. The Parties further intend that the Management Company Consideration, increased by any liabilities of the Management Companies as determined for income tax purposes, shall be the “Asset Purchase Price” for the Management Companies’ assets, which Asset Purchase Price shall be allocated among the Management Companies’ assets for U.S. federal income tax purposes in the manner required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Parties shall negotiate in good faith to reach an agreement on an allocation of the Asset Purchase Price among the Management Companies’ assets, which allocation shall be used by the Parties in completing Internal Revenue Service Form 8594, Asset Acquisition Statement. The Parties shall (and shall cause their respective Affiliates to) report the relevant federal, state, local and other Tax consequences of the Management Company Merger in a manner consistent with the allocation agreed to by the Parties, and none of the Parties shall take (or permit any of their respective Affiliates to take) any Tax position inconsistent with such tax treatment or such allocation, to the extent agreed, on any Tax Return, in connection with any Tax proceeding or otherwise, in each case, except to the extent required by Law; provided that if the Parties cannot agree, each Party shall be entitled to report the allocation of the Asset Purchase Price in the manner it determines in its discretion acting reasonably.

Section 1.8   Subsequent Actions. If at any time after the Effective Time a Surviving Subsidiary determines, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in such Surviving Subsidiary its right, title or interest in, to or under any of the rights or properties of Trinity, the Companies or the Management Companies acquired or to be acquired by such Surviving Subsidiary as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, then the Surviving Subsidiary may take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Subsidiary or otherwise to carry out this Agreement.

ARTICLE II
EFFECTS OF THE MERGERS

Section 2.1   Effect on Capital Stock and Units. By virtue of the Mergers and without any action on the part of the holders of any securities of Trinity, PubCo, Merger Sub I, Merger Sub II, the Companies or the Management Companies:

(a)   Treatment of Trinity Common Stock. At the Trinity Effective Time, by virtue of the Trinity Merger and without any action on the part of any holder of Trinity Common Stock, each share of Trinity Common Stock issued and outstanding immediately prior to the Trinity Effective Time (excluding the Trinity Redeemed Shares and the Surrendered Shares) shall be cancelled and retired and automatically converted into the right to receive one (1) share of PubCo Common Stock (the “Trinity Merger Consideration Per Share”).

(b)   Treatment of Company Units.

(i)   Preferred Units. At the Company Effective Time, each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time (excluding Dissenting Units) will be cancelled and retired and automatically converted into the right to receive a number of shares of PubCo Common Stock equal to (A) the Company Preferred AUM applicable to the Company in which the Company Preferred Unit is held, (B) divided by the number of Company Preferred Units of such Company outstanding as of immediately prior to the Company Effective Time, and (C) divided by the Reference Price, subject to adjustment as provided in Section 2.2(b) (the “Company Preferred Merger Consideration Per Unit”).

(ii)   Common Units. At the Company Effective Time, each Company Common Unit issued and outstanding immediately prior to the Company Effective Time (excluding Dissenting Units) will be cancelled and retired and automatically converted into the right to receive a number of shares of PubCo Common Stock equal to (A) the Company Common Consideration, (B) divided by the Reference Price, and, (C) after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, allocated among the Companies and the Company Common Units as set forth on Section 2.1(b)(ii) of the Company Disclosure Schedules, subject to adjustment as provided in Section 2.2(b) (the “Company Common Merger Consideration Per Unit”).

(c)   Treatment of Management Company Units. At the Effective Time, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into the right to receive, after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, the portion of the Management Company Consideration allocated among the Management Companies and the Management Company Units as set forth on Section 2.1(c) of the Company Disclosure Schedules (the “Management Company Merger Consideration Per Unit”).

(d)   Treatment of Merger Sub I Common Stock. At the Trinity Effective Time, each share of common stock of Merger Sub I issued and outstanding immediately prior to the Trinity Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) duly authorized, fully paid, non-assessable and validly issued share of the Initial Trinity Surviving Subsidiary and will constitute the only outstanding shares of capital stock of the Initial Trinity Surviving Subsidiary.

(e)   Treatment of Merger Sub II Units. At the Company Effective Time, each unit of Merger Sub II issued and outstanding immediately prior to the Company Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) validly issued unit of the Company Surviving Subsidiary and will constitute the only outstanding units of the Company Surviving Subsidiary.

(f)   Treatment of Initial Trinity Surviving Subsidiary Common Stock. At the Effective Time, each share of common stock of the Initial Trinity Surviving Subsidiary issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) duly authorized, fully paid, non-assessable and validly issued share of the Trinity Surviving Subsidiary following the Management Company Merger and will constitute the only outstanding shares of capital stock of the Trinity Surviving Subsidiary.

(g)   Trinity Warrants. At the Trinity Effective Time, by virtue of the Trinity Merger and without any action on the part of any holder of the Trinity Warrants, each Trinity Warrant (or portion thereof) that is issued and outstanding immediately prior to the Trinity Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Trinity Warrant (or portion thereof) shall no longer entitle the holder thereof to purchase the number of shares of Trinity Common Stock set forth therein, and in substitution thereof, such Trinity Warrant (or portion thereof) shall entitle the holder thereof to acquire such equal number of shares of PubCo Common Stock per Trinity Warrant (or portion thereof).

(h)   Cancellation of Trinity Treasury Stock. At the Trinity Effective Time, each share of Trinity Common Stock issued and outstanding immediately prior to the Trinity Effective Time that is held by Trinity in treasury or by any Subsidiary of Trinity, if any, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and no payment or other consideration will be made with respect thereto.

(i)   Sponsor Surrendered Shares. At the Trinity Effective Time, Sponsor shall (i) surrender and transfer to PubCo, for no consideration and as a contribution to the capital of PubCo, the Surrendered Shares, and (ii) waive the Class B Share Conversion Rights that may result from the PIPE Investment and/or the other Transactions, in each case, pursuant to and in accordance with the terms of the Sponsor Agreement.

Section 2.2   Delivery of Merger Consideration.

(a)   Merger Consideration.

(i)   The “Merger Consideration” shall consist of the aggregate of the Trinity Merger Consideration Per Share, the Company Preferred Merger Consideration Per Unit, the Company Common Merger Consideration Per Unit and the Management Company Merger Consideration Per Unit, in each case multiplied by the total number of issued and outstanding shares of Trinity Common Stock, Company Preferred Units, Company Common Units and Management Company Units, respectively.

(ii)   The applicable portion of the Merger Consideration to be received by each holder of Trinity Common Stock (excluding the Trinity Redeemed Shares and the Surrendered Shares) equals the number of shares of Trinity Common Stock owned by such holder multiplied by the Trinity Merger Consideration Per Share.

(iii)   The applicable portion of the Merger Consideration to be received by each holder of Company Preferred Units equals the number of Company Preferred Units owned by such holder multiplied by the Company Preferred Merger Consideration Per Unit for the Company in which such holder owns Company Preferred Units.

(iv)   The applicable portion of the Merger Consideration to be received by each holder of Company Common Units equals the number of Company Common Units owned by such holder multiplied by the Company Common Merger Consideration Per Unit for the Company in which such holder owns Company Common Units.

(v)   The applicable portion of the Management Company Consideration to be received by each holder of Management Company Units is set forth on Section 2.1(c) of the Company Disclosure Schedules.

(b)   Adjustment to Merger Consideration. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Trinity Common Stock, Company Units or Management Company Units, as applicable outstanding after the date hereof and prior to the Effective Time so as to provide the holders of Trinity Common Stock, Company Units and Management Company Units with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted will, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 2.2(b) will be construed to permit Trinity, the Companies or the Management Companies to take any action with respect to their securities that is prohibited by the terms of this Agreement.

(c)   Withholding. PubCo, Trinity, the Companies, the Surviving Subsidiaries, the Management Companies and the Exchange Agent are entitled to deduct and withhold from any Merger Consideration deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Law. To the extent that PubCo, Trinity, the Companies, the Surviving Subsidiaries, the Management Companies or the Exchange Agent deducts or withholds amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts will be treated as having been paid to or on behalf of such Person in respect of which such deduction or withholding was made for all purposes of this Agreement.

(d)   Payment of Indebtedness and Expenses.

(i)   Trinity Indebtedness and Expenses. At the Closing, PubCo shall pay, or cause to be paid, on behalf of the Trinity Parties, the obligations in respect of the Closing Indebtedness of the Trinity Parties and the Trinity Transaction Expenses, in each case as required to be paid at the Closing, by wire transfer of immediately available funds as directed by the holders and/or recipients thereof. At least three Business Days in advance of the Closing Date, Trinity shall deliver to PubCo and the Company Group copies of all appropriate payoff letters (in a form reasonably acceptable to PubCo and the Company Group) and make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances on the assets of the Trinity Parties held by the lenders of such Indebtedness.

(ii)   Company Group Indebtedness and Expenses. At the Closing, PubCo shall pay, or cause to be paid, on behalf of the Company Group, the obligations in respect of the Closing Indebtedness of the Company Group and the Company Transaction Expenses, in each case by wire transfer of immediately available funds. At least three (3) Business Days in advance of the Closing Date, the Company Group shall deliver to Trinity all appropriate payoff letters (in a form reasonably acceptable to Trinity) in respect of the Closing Indebtedness to be repaid at the Closing and make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances on the assets of the Company Group held by the lenders of such Indebtedness.

(e)   Exchange Fund. PubCo shall designate a United States bank or trust company reasonably acceptable to the Company Group to act as exchange agent in connection with the Mergers (the “Exchange Agent”). Promptly following the Effective Time (and in any event within two (2) Business Days), PubCo shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of PubCo Common Stock in book-entry form issuable pursuant to Section 2.1(a) and Section 2.1(b) equal to the aggregate number of shares of PubCo Common Stock to be issued pursuant to Section 2.1(a) and Section 2.1(b), and (ii) cash in the amount of the Management Company Consideration to be paid pursuant to Section 2.1(c) (such evidence of book-entry shares of PubCo Common Stock and cash, the “Exchange Fund”), in each case, in trust for the benefit of the holders of shares of Trinity Common Stock, Company Units and Management Company Units. Except as otherwise provided in this Agreement, the Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(f)   Letter of Transmittal. As promptly as reasonably practicable following the Effective Time, PubCo shall mail, or cause to be mailed, to each holder of record of Company Units and Management Company Units a letter of transmittal in customary form (the “Letter of Transmittal”) containing customary representations and warranties as to title, authorization, execution and delivery, which representations will in no event be broader in scope than the representations of the Companies, the Management Companies or Trinity, as applicable, in Article III and Article IV, and a customary release consistent with Section 5.21(b), and will specify that delivery will be effected, and risk of loss and title to the Company Units or Management Company Units, as applicable, will pass, only upon delivery of such Company Units or Management Company Units (including all certificates representing such shares or units to the extent any such certificates have been issued, in each case, a “Certificate”), together with an IRS Form W-9 or W-8, as applicable, and instructions thereto. Upon the receipt of, but in no event prior to the Effective Time, a duly completely and validly executed Letter of Transmittal (including all Certificates) in accordance with the instructions thereto and such other documents as may reasonably be required by PubCo, each (i) holder of Company Preferred Units (each a “Preferred Unit Holder”) will be entitled to receive in exchange for each Company Preferred Unit owned by such Preferred Unit Holder the Company Preferred Unit Merger Consideration Per Share into which such Company Preferred Unit has been converted pursuant to Section 2.1(b)(i), (ii) holder of Company Common Units (each a “Common Unit Holder”) will be entitled to receive in exchange for each Company Common Unit owned by such Common Unit Holder the Company Common Merger Consideration Per Unit into which such Company Common Unit has been converted pursuant to Section 2.1(b)(ii), and (iii) holder of Management Company Units (each a “Management Company Unit Holder”) will be entitled to receive in exchange for each Management Company Unit owned by such Management Company Unit Holder the Management Company Merger Consideration Per Unit into which such Management Company Unit has been converted pursuant to Section 2.1(c). The shares of PubCo Common Stock issued as part of the Merger Consideration hereunder shall be in uncertificated book-entry form. Until surrendered as contemplated by this Section 2.2(f), each Company Unit or Management Company Unit (excluding the Dissenting Units and shares to be cancelled in accordance with Section 2.1(h) and Section 2.1(i), as applicable) shall be deemed at any time from and after the Company Effective Time or Effective Time, as applicable, to represent only the right to receive upon such surrender the Merger Consideration that the holders of Company Preferred Units, Company Common Units or Management Company Units, as applicable, were entitled to receive in respect of such units pursuant to this Section 2.2(f). No interest will be paid or accrued for the benefit of holders of any such units on the Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(e) to pay for Company Preferred Units, Company Common Units or Management Company Units for which appraisal rights have been perfected as described in Section 2.4 shall be returned to PubCo upon demand.

(g)   Lost, Stolen or Destroyed Certificates. In the event any Certificate is lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by PubCo, the provision by such Person of an indemnity (in form and substance determine by PubCo) against any claim that may be made against PubCo, Trinity, the Companies, the Surviving Subsidiaries or the Management Companies with respect to such Certificate, the Exchange Agent will as promptly as practicable deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration such Person has a right to receive pursuant to this Article II.

(h)   Transfer Books; No Further Ownership Rights in Trinity Common Stock. At the Trinity Effective Time, the Company Effective Time and the Effective Time, the stock transfer books of Trinity, the Companies and the Management Companies, respectively, will be closed and thereafter there will be no further registration of transfers of Trinity Common Stock, Company Units or Management Company Units. From and after the Trinity Effective Time, the Company Effective Time and the Effective Time, the holders of shares of Trinity Common Stock, Company Units and Management Company Units, respectively, outstanding immediately prior to the Trinity Effective Time, the Company Effective Time and the Effective Time (excluding the Trinity Redeemed Shares, the Surrendered Shares and the Dissenting Units) shall cease to have any rights with respect to such Trinity Common Stock, Company Units or Management Company Units, as applicable, except as otherwise provided for herein or by applicable Law. If, after the Trinity Effective Time, the Company Effective Time or the Effective Time, shares of Trinity Common Stock, Company Units or Management Company Units (excluding the Trinity Redeemed Shares, the Surrendered Shares and the Dissenting Units), respectively, are presented to the Surviving Subsidiaries or PubCo for any reason, they will be cancelled and exchanged as provided in this Agreement.

(i)   No Fractional Shares. No fractional shares of PubCo Common Stock will be issued upon the conversion of Company Units pursuant to Section 2.1(a) or Section 2.1(b). Each Person who would otherwise be entitled to a fraction of a share of PubCo Common Stock, after aggregating all fractional shares of PubCo Common Stock to which such Person is entitled, will instead have the number of shares of PubCo Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of PubCo Common Stock.

Section 2.3   Closing Statements. At least three (3) Business Days prior to the Closing Date, (a) Trinity shall deliver to PubCo and the Companies a statement (the “Trinity Closing Statement”) setting forth Trinity’s good faith calculation of (i) the amount of Cash and Cash Equivalents held in the Trust Account, (ii) the Closing Indebtedness of the Trinity Parties, (iii) the Trinity Transaction Expenses, (iv) the amount of cash necessary to pay income and franchise taxes from any interest income earned in the Trust Account, (v) the aggregate amount of Cash Proceeds necessary to satisfy Trinity’s obligation to redeem the Trinity Redeemed Shares, and (vi) the Trinity Merger Consideration Per Share, in each case as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, and (b) the Companies shall deliver to PubCo and Trinity a statement (the “Company Closing Statement”) setting forth the Companies’ good faith calculation of (i) the Cash and Cash Equivalents of the Company Group, (ii) the Closing Indebtedness of the Company Group, (iii) any unpaid Company Transaction Expenses and any Reimbursed Transaction Expenses, (iv) the Company Preferred AUM, (v) the Company Preferred Merger Consideration Per Unit, the Company Common Merger Consideration Per Unit and the Management Company Merger Consideration Per Unit, and (vi) a schedule of the allocation of (A) the Company Common Consideration by Company, and (B) the Management Company Consideration by Management Company and among Management Company Members (the “Allocation Schedule”), in each case as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date. All amounts included in the Company Closing Statement shall be subject to PubCo’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed) in advance of Closing, and such approval shall not (x) limit or otherwise affect PubCo’s remedies under this Agreement or otherwise, or constitute an acknowledgment by PubCo of the accuracy of the amounts reflected thereon or (y) affect whether the Company’s Group has fulfilled its obligation to deliver the Company Closing Statement pursuant to Section 6.2(d). All amounts included in the Trinity Closing Statement shall be subject to the Company Group’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed) in advance of Closing, and such approval shall not (x) limit or otherwise affect the Company Group’s remedies under this Agreement or otherwise, or constitute an acknowledgment by the Company Group of the accuracy of the amounts reflected thereon or (y) affect whether the Trinity Group has fulfilled its obligation to deliver the Trinity Closing Statement pursuant to Section 6.3(d). Notwithstanding anything to the contrary contained herein, the Parties hereby agree that neither Trinity nor PubCo, nor any of their respective Affiliates, shall have any obligation to confirm or verify the Allocation Schedule or the information set forth therein, and Trinity, PubCo and their respective Affiliates (including, after the Closing, the Surviving Subsidiaries) shall be entitled to rely on the Allocation Schedule.

Section 2.4   Company and Management Company Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, any Company Units or Management Company Units issued and outstanding immediately prior to the Company Effective Time or the Effective Time, as applicable, that are held by any Company Member or Management Company Member who has not voted or delivered a proxy in favor of the Company Merger or the Management Company Merger, respectively, or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Company Units or Management Company Units, as applicable, pursuant to Section 25.15.471 of the WA LLCA (the “Dissenting Units”) will not be converted into the right to receive the consideration set forth in Section 2.1(b) or Section 2.1(c) unless and until such holder has failed to perfect, or has effectively withdrawn or lost, such holder’s right to appraisal under the WA LLCA. Dissenting Units will be treated in accordance with the provisions of Sections 25.15.501 and 25.15.511 of the WA LLCA. If any such holder fails to perfect such appraisal right in accordance with the WA LLCA or withdraws or otherwise loses any such right to appraisal, each such Company Unit or Management Company Unit, as applicable, of such holder will thereupon be converted into and become exchangeable only for the right to receive from PubCo, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the applicable portion of the Merger Consideration set forth in Section 2.1(b) or Section 2.1(c) without any interest thereon and following satisfaction of the applicable conditions set forth in Section 2.2(f). At the Company Effective Time with respect to the Company Merger or the Effective Time with respect to the Management Company Merger, any holder of Dissenting Units will cease to have any rights with respect thereto, except the rights provided in Sections 25.15.471 and 25.15.491 of the WA LLCA and as provided in the previous sentence. The Companies and the Management Companies shall provide prompt notice to Trinity of any demands for appraisal of any Company Units or

Management Company Units, and Trinity and PubCo shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing, the Companies and the Management Companies shall not, except with the prior written consent of PubCo, make any payment with respect to any demands for appraisals or compromise, offer to settle or settle, approve any withdrawal of any such demands, or otherwise make any binding agreement regarding, any such demands.

Section 2.5   Trinity Dissenter’s Rights. No dissenters’ or appraisal rights will be available to the Trinity stockholders with respect to the Trinity Merger or the other Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE MANAGEMENT COMPANIES

Except as set forth in the Company Disclosure Schedules (each of which qualifies the Section to which it corresponds and any other Section not specifically cross referenced to the extent the applicability of the subject disclosure to such other Section is reasonably apparent on its face), the Companies hereby represent and warrant to Trinity and PubCo as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows:

Section 3.1   Standing; Qualification and Power.

(a)   Each Company is duly organized, validly existing and in good standing (or the equivalent status) under the laws of its jurisdiction of organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (or the equivalent status) or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Each Company is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation and limited liability company agreement of each Company (the “Company Organizational Documents”), as in effect as of the date of this Agreement, have been made available to Trinity and PubCo. Each Company is in compliance with the terms of its Company Organizational Documents in all material respects.

(b)   Each Company Subsidiary is duly organized, validly existing and in good standing (or the equivalent status) under the laws of its jurisdiction of organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (or the equivalent status) or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Each Company Subsidiary is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation and limited liability company agreement (the “Subsidiary Organizational Documents”) of each Company Subsidiary, as in effect as of the date of this Agreement, have been made available to Trinity and PubCo. Each of the Company Subsidiary is in compliance with the terms of its Subsidiary Organizational Documents in all material respects.

(c)   Each Management Company is duly organized, validly existing and in good standing (or the equivalent status) under the laws of its jurisdiction of organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (or the equivalent status) or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Each Management Company is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation and limited liability company agreement of each Management Company (the “Management Company Organizational Documents”), as in effect as of the date of this Agreement, have been made available to Trinity and PubCo. Each Management Company is in compliance with the terms of its Management Company Organizational Documents in all material respects.

Section 3.2   Capitalization.

(a)   As of the date hereof, the issued and outstanding units of the Companies consist of the following:

(i)   Fund I. one common unit (the “Fund I Common Unit”) and 4,646,950.50 preferred units (the “Fund I Preferred Units”).

(ii)   Fund II. one common unit (the “Fund II Common Unit”) and 5,143,951.30 preferred units (the “Fund II Preferred Units”).

(iii)   Fund III. one common unit (the “Fund III Common Unit”) and 229,830.17 preferred units (the “Fund III Preferred Units”).

(iv)   Fund IV. one common unit (the “Fund IV Common Unit” and, together with the Fund I Common Unit, Fund II Common Unit and Fund III Common Unit, the “Company Common Units”) and 35,461.29 preferred units (the “Fund IV Preferred Units” and together with the Fund I Preferred Units, Fund II Preferred Units and Fund III Preferred Units, the “Company Preferred Units,” and the Company Common Units together with the Company Preferred Units, the “Company Units”). Section 3.2(a) of the Company Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of the outstanding Company Units, including the name of the Person to whom such Company Units have been issued and the date on which such Company Units were issued.

(b)   Section 3.2(b) of the Company Disclosure Schedules sets forth (i) a true, complete and correct list, as of the date of this Agreement, of each Company Subsidiary (ii) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (iii) the type and percentage of interests held, directly or indirectly, by each Company in each Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary, including whether each Company Subsidiary is (A) disregarded for federal income tax purposes, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, the Companies own, directly or indirectly, all of the issued and outstanding ownership interests of each of the Company Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)   As of the date hereof, the authorized, issued and outstanding units of the Management Companies consist of the following:

(i)   MgCo I. 10,000 authorized Class A units and 1,000 authorized Class P units, of which 850 Class A units and 150 Class P units are issued and outstanding (the “MgCo I Units”).

(ii)   MgCo II. 10,000 authorized Class A units and 1,000 authorized Class P units, of which 10,000 Class A units and no Class P units are issued and outstanding (the “MgCo II Units”).

(iii)   MgCo III. 10,000 authorized Class A units and 1,000 authorized Class P units, of which 10,000 Class A units and no Class P units are issued and outstanding (the “MgCo III Units”).

(iv)   MgCo IV. 1,000 authorized Class A units and 100 authorized Class P units, of which 1,000 Class A units and no Class P units are issued and outstanding (the “MgCo IV Units” and together with the MgCo I Units, MgCo II Units and the MgCo III Units, the “Management Company Units”). Section 3.2(c) of the Company Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of the outstanding Management Company Units, including the name of the Person to whom such Management Company Units have been issued and the date on which such Management Company Units were issued.

(d)   The Class A units of each Management Company are voting interests. The Class P units of each Management Company are non-voting profits interests.

(e)   All issued and outstanding Company Units, equity interests in each Company Subsidiary and Management Company Units are duly authorized and have been validly issued under applicable Law.

(f)   There are no outstanding (i) securities convertible into or exchangeable for equity interests of any member of the Company Group, (ii) options, warrants, calls or other rights to purchase or subscribe for equity interests of any member of the Company Group or (iii) contracts of any kind to which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any equity interests of such member of the Company Group, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii). There are no voting trusts, proxies or other agreements or understandings to which a member of the Company Group is bound with respect to voting of any equity interests of such member of the Company Group. Except as set forth in the Company Organizational Documents, the Subsidiary Organizational Documents, the Management Company Organizational Documents and the confidential offering memorandums of the Companies, there are no outstanding obligations of any member of the Company Group (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (4) requiring the registration for sale of, or (5) granting any preemptive or anti-dilutive rights with respect to, any equity interests of any member of the Company Group.

Section 3.3   Authority; Execution and Delivery; Enforceability.

(a)   Each Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Company is or will be a party and, subject to receipt of the Company Member Approval, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Company Member Approval, the execution and delivery of this Agreement has been and, in the case of the Related Documents to which each Company is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which each Company is or will be a party, will be when delivered, duly authorized by all requisite action by the Companies. This Agreement has been, and upon its execution and delivery each of the Related Documents to which a Company is or will be a party will be, duly and validly executed and delivered by such Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which a Company is or will be a party will constitute, a legal, valid and binding obligation of such Company enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

(b)   Each Management Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Management Company is or will be a party and, subject to receipt of the Management Company Member Approval, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Management Company Member Approval, the execution and delivery of this Agreement has been and, in the case of the Related Documents to which each Management Company is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which each Management Company is or will be a party, will be when delivered, duly authorized by all requisite action by the Management Companies. This Agreement has been, and upon its execution and delivery each of the Related Documents to which a Management Company is or will be a party will be, duly and validly executed and delivered by such Management Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which a Management Company is or will be a party will constitute, a legal, valid and binding obligation of such Company enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

Section 3.4   No Conflict; Consents.

(a)   The execution, delivery and performance of this Agreement by each Company and Management Company, and the consummation by each Company and Management Company of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Company Organizational Documents, Subsidiary Organizational Documents or Management Company Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any Material Contract to which a member of the Company Group is a party or by which any of its properties or assets are bound, or

(iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, violate or conflict with any Law applicable to such member of the Company Group or by which any of its material properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by each Company and Management Company, and the consummation by each Company and Management Company of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission, (iii) filings and Approvals set forth on Section 3.4(b) of the Company Disclosure Schedules, (iv) such filings and Approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with Transfer Taxes, and (vi) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5   Financial Statements.

(a)   Section 3.5(a) of the Company Disclosure Schedules contains true and complete copies of the audited balance sheet of each of the Companies and the Management Companies (other than Fund IV and MgCo IV) for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 (or, in the case of Fund III and MgCo III, since inception), and the related audited statements of earnings, comprehensive income (loss), changes in members’ equity and cash flows for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 (or, in the case of Fund III and MgCo III, since inception), the audited balance sheet of Fund IV and MgCo IV as of March 31, 2019 and the related audited statements of earnings, comprehensive income (loss), changes in members’ equity and cash flows for the period ended March 31, 2019, and the unaudited balance sheet of each of the Companies and the Management Companies (other than Fund IV and MgCo IV) as of March 31, 2019 and the related unaudited statements of earnings, comprehensive income (loss), changes in members’ equity and cash flows for the period ended March 31, 2019 (collectively, the “Company Financial Statements”). Except as otherwise indicated in the Company Financial Statements (including the notes thereto), the Company Financial Statements have been based upon the books and records of the Companies and the Management Companies, as applicable, have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present, in all material respects, the financial condition and the results of operations and cash flows of the Companies and the Management Companies as of the dates and for the periods indicated therein.

(b)   The books of account and other financial records of the Companies and the Management Companies have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Companies and the Management Companies have been properly recorded therein in all material respects.

(c)   Section 3.5(c) of the Company Disclosure Schedules sets forth a true and accurate description of all of the Indebtedness of the Company Group, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof and the maturity of each such instrument, in each case as of the close of business on the day immediately preceding the date of this Agreement. The Company Group has made available to Trinity and PubCo all such documentation evidencing and related to the Indebtedness of the Company Group.

Section 3.6   Absence of Certain Changes. Since December 31, 2018, (a) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, and (b) there have not been any changes, developments or events that, individually or in the aggregate, have had a Material Adverse Effect.

Section 3.7   Compliance with Law; Permits.

(a)   Each member of the Company Group is and, since the Lookback Date, has been, in compliance with (i) all Laws and orders applicable to it, or by which any property or asset of a member of the Company Group is bound and (ii) all Company Permits, except where such noncompliance would not reasonably be expected to have a material effect on the Company Group, taken as a whole. Except as set forth on Section 3.7(a) of the

Company Disclosure Schedules, since the Lookback Date, no member of the Company Group has received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law. No investigation, review or proceeding by any Governmental Authority with respect to the Company Group or their properties or operations is pending or, to the Knowledge of the Company, threatened in writing.

(b)   Each member of the Company Group has all Permits required under applicable Laws necessary for such member of the Company Group to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (“Company Permits” and each a “Company Permit”), except where the failure to have such Permits would not reasonably be expected to have a material effect on the Company Group, taken as whole. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to make such filings on a timely basis would not reasonably be expected to have a material effect on the Company Group, taken as a whole. Since the Lookback Date, no member of the Company Group has received any written claim or written notice indicating that a member of the Company Group is currently not in compliance with the terms of any such Company Permits.

Section 3.8   Litigation. Except as set forth on Section 3.8 of the Company Disclosure Schedules, there is no Action pending or, to the Knowledge of the Companies, threatened in writing against any member of the Company Group that (a) involves a claim in excess of $250,000, (b) involves a claim for an unspecified amount which would, if adversely determined, be reasonably likely to materially impact the Business, (c) seeks injunctive relief, which would, if granted, be reasonably likely to materially impact the Business, or (d) is reasonably likely to impair the ability of the Companies or the Management Companies to perform their obligations under this Agreement or consummate the Transactions. There are no material outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any member of the Company Group or any of their assets or properties are bound.

Section 3.9   No Undisclosed Liabilities. Except as set forth in the Company Financial Statements, no member of the Company Group has any material Indebtedness, obligations or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due), whether or not required to be disclosed in the Company Financial Statements in accordance with GAAP, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules hereto, (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by the Companies of their obligations in accordance with the terms of this Agreement and any Related Document, and (c) liabilities or obligations incurred since December 31, 2018 in the ordinary course of business.

Section 3.10   Taxes.

(a)   Each member of the Company Group has (i) duly and timely filed (or there have been filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it, taking into account any valid extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all income and all other material amounts of Taxes required to be paid by them. True and materially correct and complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by each member of the Company Group with respect to the taxable years ending on or after December 31, 2016 have been provided or made available to Trinity and PubCo.

(b)   Each of Fund I and Fund II (i) for its respective taxable year commencing on October 1, 2018 and ending on December 31, 2018, and for its respective taxable year ending with the Company Merger, was subject to taxation as a REIT and satisfied all requirements, including under Section 856(a) and (c) of the Code, to qualify as a REIT in such taxable year(s), without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, (ii) has operated since October 1, 2018 and will operate until the Company Merger in a manner that satisfies the requirements for qualification and taxation as a REIT, without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, (iii) as of the Closing Date will have made distributions in an amount sufficient to reduce its real estate investment trust taxable income for its years ending December 31, 2018 and as of the Closing Date to zero, and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other

Governmental Authority to its qualification as a REIT and, to the Knowledge of the Companies, no such challenge is pending or threatened. To the Knowledge of the Companies, there is not any fact that would adversely affect in a material manner the ability of Fund I or Fund II to continue to qualify as a REIT.

(c)   Fund III (i) for its taxable year commencing on October 1, 2018 and ending on December 31, 2018 was subject to taxation under Section 11 of the Code, (ii) since January 1, 2019 and until the Closing Date has satisfied and will satisfy all requirements, including under Section 856(a) and (c) of the Code, to qualify as a REIT for its taxable year that will end with the Company Merger, without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, and has been operated since January 1, 2019 and will operate until the Company Merger in a manner that satisfies the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger, (iv) as of the Closing Date will have made distributions in an amount sufficient to reduce its real estate investment trust taxable income for its year ending as of the Closing Date to zero, and (v) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its election to qualify as a REIT and, to the Knowledge of the Companies, no such challenge is pending or threatened. To the Knowledge of the Companies, there is not any fact that would adversely affect in a material manner the ability of Fund III to continue to qualify as a REIT.

(d)   Fund I and Fund II, prior to December 31, 2018, and Fund III, prior to the Closing Date, each has made distributions to its shareholders in an amount in excess of its accumulated earnings and profits attributable to a non-REIT year such that as of such dates each of Fund I, Fund II and Fund III is in compliance with the requirements of Section 857(a)(2)(B) of the Code.

(e)   Fund I, Fund II, and Fund III were each classified as a partnership for U.S. federal income tax purposes for each of their respective taxable years from inception through their taxable years ending September 30, 2018.

(f)   Fund IV (i) since the date of its inception and until the Closing Date has satisfied and will satisfy all requirements, including under Section 856(a) and (c) of the Code, to qualify as a REIT for its taxable year that will end with the Company Merger, without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, and has been operated since its inception and will operate until the Company Merger in a manner that satisfies the requirements for qualification and taxation as a REIT, (ii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger, (iii) as of the Closing Date will have made distributions in an amount sufficient to reduce its real estate investment trust taxable income for its year ending as of the Closing Date to zero, and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its election to qualify as a REIT and, to the Knowledge of the Companies, no such challenge is pending or threatened. To the Knowledge of the Companies, there is not any fact that would adversely affect in a material manner the ability of Fund IV to continue to qualify as a REIT.

(g)   Each Management Company has been classified and will be classified as a partnership for U.S. federal income (and applicable state) Tax purposes for all of its taxable years beginning on the date of its inception through the Closing Date, and will not make an election or take any other action that would cause it to be classified as other than a partnership for U.S. federal income (and applicable state) Tax purposes during the period beginning January 1, 2019 and ending on the Closing Date.

(h)   Except as set forth on Section 3.10(h) of the Company Disclosure Schedules, each Person in which a Company owns an equity interest for U.S. federal income tax purposes directly, or indirectly through one or more Persons treated as a partnership or disregarded entity for U.S. federal income tax purposes, has been since such interest’s acquisition treated for U.S. federal income (and applicable state) Tax purposes as a partnership (or a disregarded entity) and not as a corporation, association, publicly traded partnership taxable as a corporation, or a taxable mortgage pool.

(i)   Immediately prior to the Company Merger, the members of the Company Group will not have a material amount of “net unrealized built-in gain” within the meaning of Section 1374(d)(1) of the Code (measured for such purpose as if Fund III elected to be taxed as a REIT as of January 1, 2019).

(j)   (i) There are no disputes, audits, examinations, investigations or similar proceedings pending (or threatened in writing), or written claims asserted, for or in respect of any material Taxes or material Tax Returns of any member of the Company Group, and no member of the Company Group is a party to any litigation or administrative proceeding relating to Taxes, (ii) no deficiency for Taxes of any member of the Company Group has been claimed, proposed or assessed in writing or, to the Knowledge of the Companies, threatened, by any Governmental Authority, (iii) no member of the Company Group has extended or waived (or granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired, (iv) no member of the Company Group currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled other than automatic extensions of time obtained in the ordinary course of business, (v) no member of the Company Group has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction or required to file a Tax Return, and (vi) no member of the Company Group has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k)   None of the Companies nor any Company Subsidiary has incurred any liability for income or excise Taxes under Sections 857(b), 860(c) or 4981 of the Code. None of the Companies nor any Company Subsidiary (other than a Taxable REIT Subsidiary or a Subsidiary of a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. None of the Companies nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income” described in Section 857(b)(7) of the Code. To the Knowledge of the Companies, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the previous sentences will be imposed upon any Company or any Company Subsidiary.

(l)   Each member of the Company Group has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authority any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(m)   There are no material Tax Encumbrances upon any property or assets of any member of the Company Group except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(n)   No member of the Company Group has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(o)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving a member of the Company Group, and after the Closing Date no member of the Company Group will be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than any agreements entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.

(p)   No member of the Company Group (i) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, or (ii) has any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(q)   No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(r)   To the Knowledge of the Companies, there is no fact or circumstance that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

(s)   To the Knowledge of the Companies, there is no fact or circumstance that would reasonably be expected to prevent the Company Merger, Trinity Merger, and PIPE Investment from being considered part of an overall plan in which the Trinity stockholders exchange their shares of Trinity Common Stock for PubCo Common Stock in a transaction described in Section 351 of the Code.

(t)   None of the Companies or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the ten (10) years prior to the date of this Agreement.

(u)   None of the Companies is or has ever been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(v)   Except as set forth on Section 3.10(v) of the Company Disclosure Schedules, each debt instrument for U.S. federal income tax purposes held by a Company is secured by a mortgage on real property or on an interest in real property. No debt instrument for U.S. federal income tax purposes held by a Company provides for the payment or accrual of any amount, directly or indirectly, the determination of which depends in whole or in part on the income or profits of any Person.

(w)   Each of Fund I, Fund II and Fund III is contributing to PubCo in connection with the Company Merger a “diversified portfolio of stocks and securities” within the meaning of Treasury Regulations Section 1.351-1(c)(6)(i). Either Fund IV is contributing to PubCo in connection with the Company Merger a “diversified portfolio of stocks and securities” within the meaning of Treasury Regulations Section 1.351-1(c)(6)(i) or the assets being transferred by Fund IV to PubCo in connection with the Company Merger constitute less than 1% of the total value of assets transferred to PubCo within the meaning of Treasury Regulations Section 1.351-1(c)(5) in connection with the Trinity Merger, Company Merger and the PIPE Investment.

Section 3.11   Benefit Plans; Employees.

(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of every Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company Group or any of their ERISA Affiliates or pursuant to which any member of the Company Group or any of their ERISA Affiliates has or would reasonably be expected to have any liability (such Benefit Plans, the “Company Employee Benefit Plans”). Other than the Company Employee Benefit Plans, no member of the Company Group or any of their ERISA Affiliates is a party to, and no independent contractor, consultant, employee or former independent contractor, consultant or employee, including retirees, of any member of the Company Group or any ERISA Affiliate benefits by virtue of his or her employment or former employment or other service with a member of the Company Group or any ERISA Affiliate under, any Benefit Plan. No Company Employee Benefit Plan is intended to qualify under Section 401(a) of the Code.

(b)   With respect to each Company Employee Benefit Plan, the Company Group has provided, or made available, to Trinity and PubCo (if applicable to such Company Employee Benefit Plan): (i) all documents embodying or governing such Company Employee Benefit Plan and any funding medium for the Company Employee Benefit Plan (including trust agreements, if any); (ii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iii) the most recent actuarial report; (iv) the current summary plan description for such Company Employee Benefit Plan (or other descriptions of such Company Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (v) any insurance policy related to such Company Employee Benefit Plan; and (vi) all material written correspondence received from or sent to the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor since the Lookback Date relating to any government investigation or audit or any submissions under any voluntary compliance or correction policy.

(c)   Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code. With respect to each Company Employee Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred. No Company Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement”

(as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code), and no member of the Company Group or ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any such plans. No member of the Company Group or ERISA Affiliate has, or could reasonably be expected to have, any liability with respect to an “employee pension benefit plan” or “pension plan” within the meaning of ERISA Section 3(2).

(d)   Full payment has been made, or otherwise properly accrued on the books and records of the Company Group and any ERISA Affiliate, of all amounts that the Companies and any ERISA Affiliate are required under the terms of the Company Employee Benefit Plans or under applicable Law to have paid as contributions to such Company Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company Group through the Closing Date.

(e)   No Action has been commenced or, to the Knowledge of the Companies, threatened with respect to any Company Employee Benefit Plan (other than for benefits payable in the ordinary course of business of the Companies) and, to the Knowledge of the Companies, no Company Employee Benefit Plan is the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation or other governmental entity. No member of the Company Group or any of their managers, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Company Employee Benefit Plan.

(f)   No Company Employee Benefit Plan provides, and no member of the Company Group or any of their ERISA Affiliates has, any obligation to provide any retiree or post-employment retiree medical, life insurance or other health or welfare benefits except as required by the applicable requirements of Section 4980B of the Code or any similar state law.

(g)   Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been maintained, operated and administered in compliance with Section 409A of the Code and other authoritative and binding guidance thereunder. No member of the Company Group has any (i) liability for withholding taxes or penalties due under Sections 409A or 4999 of the Code (other than liability that may arise from the obligation to withhold taxes generally in accordance with applicable law) or (ii) indemnity obligation for any Taxes imposed under Sections 409A or 4999 of the Code.

(h)   Except as set forth in Section 3.11(h) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Mergers will, individually or together with the occurrence of any other event: (i) entitle any employee, trustee, director or consultant of any member of the Company Group to severance pay or any increase in severance pay under any Company Employee Benefit Plan or Company Group employment agreement upon any termination of employment on or after the date of this Agreement; (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of a member of the Company Group, or could limit the right to amend, merge or terminate any Company Employee Benefit Plan or related trust; (iii) result in payments or benefits under any Company Employee Benefit Plan or Company Group employment agreement or otherwise which would not be deductible under Section 280G of the Code; or (iv) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of a member of the Company Group or any of their ERISA Affiliates.

Section 3.12   Labor and Employment Matters.

(a)   No member of the Company Group is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. No member of the Company Group is (or since the Lookback Date has been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Companies, threatened involving employees of any member of the Company Group.

(b)   Each member of the Company Group is and has been since the Lookback Date in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended. No member of the Company Group has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees or other compensation that has come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy.

Section 3.13   Intellectual Property.

(a)   Section 3.13(a)(i) of the Company Disclosure Schedules identifies all Intellectual Property that is owned or purported to be owned by any member of the Company Group (solely or jointly with others) and subject to an application or registration (by name, owner and, where applicable, registration or application number and jurisdiction) (“Company IP”). Except as set forth on Section 3.13(a)(ii) of the Company Disclosure Schedules, all documents and instruments necessary to perfect the rights of the Company Group with respect to the Company IP have been validly executed, delivered and filed with the appropriate Governmental Authorities. Except as set forth on Section 3.13(a)(ii) of the Company Disclosure Schedules, each item comprising Company IP is in compliance with all legal requirements, and all filings, payments and other actions required to be made or taken to maintain such item comprising Company IP in full force and effect have been made and taken by the applicable deadline or (where the Company Group is entitled to extensions) extensions have been timely filed to extend such deadlines, except for where the failure to have made such filings, payments and/or other actions by the applicable deadline have not had a material impact on the validity of the Company IP.

(b)   The members of the Company Group own or license or otherwise possess valid rights to use all material Intellectual Property used in the conduct the Business as it is currently conducted.

(c)   To the Knowledge of the Companies, the conduct of the Business as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. There are no pending or, to the Knowledge of the Companies, threatened claims against a member of the Company Group with respect to any of the Intellectual Property rights owned by a member of the Company Group. To the Knowledge of the Companies, no Person is currently infringing or misappropriating Intellectual Property owned by a member of the Company Group.

(d)   The members of the Company Group have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Company IP, trade secrets and other proprietary or confidential information pertaining to the Business and are using commercially reasonable efforts to maintain and protect each item of Intellectual Property that they own.

(e)   Each member of the Company Group complies (and requires its service providers that collect, access, use, or otherwise process Personal Information (as defined herein) on behalf of such member of the Company Group to comply) in all material respects with all applicable Laws relating to the protection of information that identifies an individual or relates to an identifiable individual (including, e.g., name, address, telephone number, electronic mail address, social security number, bank account number, credit card number or internet protocol addresses) and any information defined as sensitive personal information or special category personal information thereunder (collectively, “Personal Information” and such laws, “Privacy Laws”).

(f)   The members of the Company Group use commercially reasonable physical, technical, and organizational measures designed to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites (“Security Measures”). The Security Measures are reasonable in light of the nature and sensitivity of the Software, Systems and Websites and the information (including Personal Information) and transactions they store, transmit, or otherwise process, and they are designed to protect such information and transactions against any unauthorized or improper use, access, transmission, interruption, modification or corruption. To the Knowledge of the Companies, the members of the Company Group have had no (i) breach of the security of their respective Software, Systems and Websites or (ii) any unauthorized access to Personal Information requiring notification to any individual or authority under Privacy Laws.

Section 3.14   Properties.

(a)   Section 3.14(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all real property owned by each member of the Company Group (the “Owned Real Property”). The applicable member of the Company Group has good and marketable title in fee simple to such

Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company Group has made available to Trinity and PubCo true and complete copies of the most recent surveys and title policies in their possession with respect to all Owned Real Properties. As of the date of this Agreement, no portion of the Owned Real Property is subject to any pending, and to the Knowledge of the Companies there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof), rezoning application or proceeding or other Action.

(b)   Section 3.14(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee, landlord, sublandlord, licensor or occupant with anticipated annual rental payments in excess of $50,000 (the “Real Property Leases”). The applicable member of the Company Group has a valid leasehold estate in all real property occupied by a member of the Company Group (or any employees thereof) pursuant to the Real Property Leases, free and clear of all Encumbrances (other than Permitted Encumbrances). Each of the Real Property Leases to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(c)   No member of the Company Group, or to the Knowledge of the Companies, any other person or party thereto, is in breach in any material respect or default under any of the Real Property Leases, and to the Knowledge of the Companies, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Real Property Leases.

(d)   The Company Group has made available to Trinity true and complete copies of all such Real Property Leases (including all modifications and amendments thereto and guaranties and renewals thereof), and none of the Real Property Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of same made available to Trinity and PubCo.

(e)   Except as would not reasonably be expected to be material to the Company Group, taken as a whole, each member of the Company Group has good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets and personal property used by such member of the Company Group in the operation of its respective Business, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 3.15   Material Contracts.

(a)   Except as set forth on Section 3.15(a) of the Company Disclosure Schedules, as of the date of this Agreement, no member of the Company Group is a party to, nor are any of their respective properties or assets are bound by, any Contract of the following nature (such Contracts as are required to be set forth on Section 3.15(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i)   Contracts containing a covenant limiting the right of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person that materially limits such Business, taken as a whole, including any non-compete agreements or agreements limiting the ability of any of the members of the Company Group from soliciting customers or employees;

(ii)   Contracts under which any member of the Company Group has borrowed any money or incurred any Indebtedness from any Person (other than any Company or Company Subsidiary);

(iii)   each repurchase agreement or similar Contract that a member of the Company Group uses in its business (or has any amounts outstanding under) or has entered into since January 1, 2018;

(iv)   each Contract that constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by a member of the Company Group in an amount in excess of $5,000,000;

(v)   each management or similar Contract between or among a member of the Company Group, on the one hand, and a third party manager of such member of the Company Group on the other hand;

(vi)   Contracts that require the future acquisition from another Person or future disposition to another Person of assets, properties or capital stock or other equity interest of another Person and other Contracts, in each case that relate to an acquisition or similar transaction which contain indemnification, “earn-out” or other continuing obligations with respect to any member of the Company Group, or any merger or business combination with respect to any member of the Company Group;

(vii)   Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture, strategic alliance or similar Contract with a third party;

(viii)   Contracts for the employment of, or the provision of services by, any officer, individual employee or other natural Person on a full time, part-time or other basis providing annual compensation in excess of $200,000, other than Contracts that are terminable on thirty (30) days’ or less notice without penalty or that do not provide severance or other obligations in connection with any termination;

(ix)   Contracts not otherwise described in any other subsection of this Section 3.15(a) pursuant to which a member of the Company Group is obligated to pay or entitled to receive payments in excess of $150,000 in any twelve- (12) month period, other than Mortgages;

(x)   all Contracts requiring or providing for any capital expenditure in excess of $200,000;

(xi)   any Real Property Lease that provides for payments to or by a member of the Company Group in excess of $50,000 in any twelve- (12) month period;

(xii)   any interest rate, currency, futures, options, hedging, or other derivative Contracts;

(xiii)   any Contract relating to the settlement of any administrative or judicial proceedings or Actions entered into by any member of the Company Group in the last twelve (12) months providing for payment by any member of the Company Group in excess of $150,000 individually or imposing any material non-monetary obligations on any member of the Company Group;

(xiv)   any Contract (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company Group; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any asset of a member of the Company Group;

(xv)   any Contract with any Related Party of any member of the Company Group;

(xvi)   any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or materially delay the consummation of the Mergers or the other Transactions;

(xvii)   any Contract relating in whole or in part to any material Intellectual Property;

(xviii)   any Contract that results in any Person holding a power of attorney from any member of the Company Group that relates to any member of the Company Group or any of their respective businesses;

(xix)   any obligation to register any security interest of a member of the Company Group with any Governmental Authority; and

(xx)   Other than the Company Organizational Documents and the Management Company Organizational Documents, Contracts providing for indemnification by any member of the Company Group, except for any such Contract that is entered into in the ordinary course of business and is not material to the member of the Company Group or the Business taken as a whole.

(b)   The Company Group has made available to Trinity and PubCo true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is a valid and binding agreement of the applicable member of the Company Group, and is in full force and effect except as such enforceability may be limited by the Enforceability Exceptions and except as would not reasonably be expected to be material to the Company Group, taken as a whole. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) no member of the Company Group or, to the Knowledge of the Companies, any other party thereto, is in (with or without the lapse of time or the giving of notice, or both) or has received written notice of any breach or default under any such Material Contract and (ii) no member of the Company Group has provided or received any written notice of intention to terminate or otherwise materially modify the terms of any Material Contract and no event or circumstances has occurred that, with or without notice or lapse of time or both, would constitute a default thereunder or result in or give any Person a right to acceleration or early termination thereof.

Section 3.16   Brokers’ and Finders’ Fees. Other than pursuant to the agreements set forth on Section 3.16 of the Company Disclosure Schedules, no member of the Company Group has employed or is subject to any valid claim of liability or obligation to any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement. Prior to the date hereof, the Company Group has provided Trinity with true and complete copies of any agreement between any member of the Company Group and the counterparties to the agreements set forth on Section 3.16 of the Company Disclosure Schedules.

Section 3.17   Company Information. The information relating to the members of the Company Group that is or will be provided to Trinity for inclusion in the Registration Statement or the Proxy Statement will not, at the date the Registration Statement is filed or declared effective, the Proxy Statement is first mailed to Trinity’s shareholders or at the time of the Trinity Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the members of the Company Group make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Trinity or PubCo for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement or (b) any projections or forecasts included in the Registration Statement or the Proxy Statement.

Section 3.18   Environmental Matters.

(a)   Each of member of the Company Group is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes, the possession by the Company Group of all permits and other governmental authorizations required under applicable Environmental Laws and compliance in all material respects with the terms and conditions thereof).

(b)   There is no material environmental Action pending or, to the Knowledge of the Company since January 1, 2016, threatened against any of the Company Group. To the Knowledge of the Company, there has been no Release of any Hazardous Materials at any Owned Real Property or property leased pursuant to a Real Property Lease.

(c)   No member of the Company Group is subject to as of the date hereof, nor, since January 1, 2016, has been subject to, any Order (other than Orders not issued specifically with respect to the Company Group or the Owned Real Property) relating to compliance with, or the Release or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(d)   The Company Group has provided to Trinity and PubCo complete and correct copies of all Phase I reports and other third-party studies commissioned since January 1, 2016 in its possession pertaining to the environmental condition of the Owned Real Property or property leased pursuant to a Real Property Lease, or the compliance (or noncompliance) by any member of the Company Group with any Environmental Laws.

Section 3.19   Insurance. Each of the members of the Company Group and their respective businesses and properties is insured to the extent specified under the insurance policies listed on Section 3.19 of the Company Disclosure Schedules, and such insurance policies are in full force and effect. No written notice of cancellation or termination has been received by any member of the Company Group with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. There is no pending material claim by any member of the Company Group against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.20   Interested Party Transactions. No employee, officer, director, or equity holder of a member of the Company Group or a member of his or her immediate family, or any controlled Affiliates of any such Person, is indebted to a member of the Company Group for borrowed money, nor are any of the members of the Company Group indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than: (a) for payment of salary, bonuses and other compensation for services rendered; (b) reimbursement for reasonable expenses incurred in connection with any of the members of the Company Group; and (c) for other employee benefits made generally available to all employees. Except as set forth on Section 3.20 of the Company Disclosure Schedules, to the Knowledge of the Company, no officer, director, employee, equity holder of a member of the Company Group or holder of derivative securities of a member of the Company Group (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly (including through any controlled Affiliate), interested in any Contract with any of the members of the Company Group (other than such Contracts as relate to any such Person’s ownership of equity in a member of the Company Group or other securities of a member of the Company Group or such Person’s employment or consulting arrangements with the Company Group).

Section 3.21   Investment Company Act. No member of the Company Group is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 3.22   Vote Required. The Company Member Approval and the Management Company Member Approval are the only votes of holders of any class or series of units or other equity securities of the Companies and the Management Companies, respectively, required to approve the Mergers and the other Transactions.

Section 3.23   Foreign Corrupt Practices Act and Certain Payments.

(a)   Neither the U.S. government nor any other Person has notified any member of the Company Group in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), nor, to the Knowledge of the Companies, has any member of the Company Group violated or breached of the Foreign Corrupt Practices Act. No member of the Company Group has undergone, or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Companies’ or the Management Companies’ compliance with the Foreign Corrupt Practices Act. The members of the Company Group have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any Action involving alleged false statements, false claims or other improprieties relating to any member of the Company Group’s compliance with the Foreign Corrupt Practices Act, nor, to the Knowledge of the Companies, is there any reasonable basis for such investigation or indictment.

(b)   No member of the Company Group nor, to the Knowledge of the Companies, any of their respective directors, executives, employees, representatives or agents, in each case acting in their capacity on behalf of any member of the Company Group, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, or (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act or any other anticorruption Law applicable to any member of the Company Group, (iv) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, in each case, in violation of applicable Law, (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (iv) or (vi) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature.

Section 3.24   Mortgages.

(a)   A Company is the owner and holder of legal and beneficial title to the Mortgages and of the interests in the Mortgage Documents.

(b)   The outstanding principal balance of each Mortgage outstanding as of June 30, 2019 is as set forth on Section 3.24(b) of the Company Disclosure Schedules.

(c)   Except as otherwise disclosed in writing to Trinity and except as would not reasonably be expected to be material to the Company Group, taken as whole, no Company has received any written notice (i) of any pending tax appeals with respect to real property taxes or assessments against any such property, (ii) that such property violates applicable zoning and building laws or regulations, is being used, operated or occupied unlawfully, or has failed to obtain or maintain any inspection, license or certificates, or (iii) that any litigation, proceeding or governmental investigation is pending or, to the Knowledge of the Companies, threatened in writing or that there exists any order, injunction or decree of a material nature outstanding, existing or relating to any such property, the borrower under any Mortgage, or any guarantor of any Mortgage.

(d)   No Company is a party to any co-lender, participation, intercreditor or similar agreement relating to any Mortgage.

(e)   Subject to the Enforceability Exceptions and except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Mortgage Documents are enforceable against the obligors thereunder.

(f)   Except as set forth on Section 3.24(f) of the Company Disclosure Schedules or as would not reasonably be expected to be material to the Company Group, taken as a whole, since the Lookback Date, (i) no Mortgage has been more than ninety (90) days delinquent in respect of any scheduled payment required thereunder, without giving effect to any applicable grace period, (ii) no Company has given any written notice of any material default, breach, violation or event of acceleration existing under any Mortgage, and (iii) to the Knowledge of the Companies, there currently exists no Event of Default (as defined in the Mortgage Documents) with respect to any Mortgage.

(g)   The Company Group has made available to Trinity true, correct and complete copies of the Mortgage Documents at the Company Group’s offices.

(h)   To the Knowledge of the Companies, (i) no casualty or condemnation has occurred with respect to any property that is the subject of a Mortgage set forth on Section 3.24(b) of the Company Disclosure Schedules and (ii) no condemnation is threatened in writing with respect to any such property.

(i)   Except as set forth on Section 3.24(i) of the Company Disclosure Schedules, each Mortgage is secured by a first priority lien in favor of a Company, and the applicable Company has received a personal guaranty for each Mortgage.

Section 3.25   No Additional Representations. NO MEMBER OF THE COMPANY GROUP OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF ANY MEMBER OF THE COMPANY GROUP, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE RELATED DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. EACH MEMBER OF THE COMPANY GROUP AND THEIR AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY MEMBER OF THE COMPANY GROUP OR ITS AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE TRINITY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE MEMBERS OF THE COMPANY GROUP OR THE BUSINESS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRINITY AND PUBCO

Except as set forth in the Trinity Disclosure Schedules, Trinity hereby represents and warrants to the Company Group, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows, it being understood that each representation and warranty contained in this Article IV is subject to, and qualified by, the disclosures in the Trinity SEC Reports (other than any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of the Trinity SEC Reports):

Section 4.1   Standing; Qualification and Power. Each Trinity Party is duly organized, validly existing and in good standing (or the equivalent status) under the laws of the jurisdiction of its organization, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) would not, individually or in the aggregate, have a Material Adverse Effect on the Trinity Parties.

Section 4.2   Capitalization.

(a)   The authorized, issued and outstanding capital stock of Trinity consists of (i) 400,000,000 shares of Class A common stock, par value $0.0001 per share, 34,500,000 shares of which are issued and outstanding (the “Class A Common Stock”), (ii) 50,000,000 shares of Class B common stock, par value $0.0001 per share,

8,625,000 shares of which are issued and outstanding (the “Class B Common Stock”), and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding. Section 4.2(a) of the Trinity Disclosure Schedules sets forth, as of the date hereof, the record holders of more than 5% of the outstanding shares of Trinity (without taking into effect the PIPE Investment). All issued and outstanding shares of capital stock of Trinity have been duly authorized and validly issued and are fully paid and nonassessable under applicable Law. Immediately prior to the Trinity Effective Time, assuming no shares of Class A Common Stock are redeemed in connection with the transactions contemplated by this Agreement, the issued and outstanding capital stock of Trinity will consist of 34,500,000 shares of Class A Common Stock and 8,625,000 shares of Class B Common Stock.

(b)   Section 4.2(b) of the Trinity Disclosure Schedules sets forth the number and holder of all of the issued and outstanding equity securities of PubCo, Merger Sub I and Merger Sub II. Trinity is the sole record and beneficial owner of all of the issued and outstanding capital stock of PubCo, free and clear of any Encumbrances (other than Permitted Encumbrances), and PubCo is the sole record and beneficial owner of all of the issued and outstanding equity securities of Merger Sub I and Merger Sub II, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the issued and outstanding equity securities of PubCo and Merger Sub I have been duly authorized and validly issued, and are fully paid and non-assessable. All of the issued and outstanding equity securities of Merger Sub II have been validly issued. No Person other than Trinity has any rights with respect to such equity securities of PubCo, and no Person other than PubCo has any rights with respect to such equity securities of Merger Sub I or Merger Sub II, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.

(c)   Trinity has issued 34,500,000 public warrants that entitle the holder of each warrant to purchase one (1) share of Class A Common Stock of Trinity at an exercise price of $11.50 per share (the “Public Warrants”) on the terms and conditions set forth in the Warrant Agreement.

(d)   Trinity has issued 12,350,000 warrants in a private placement to Sponsor that each entitle Sponsor to purchase one share of Class A Common Stock of Trinity at an exercise price of $11.50 per share (the “Private Placement Warrants” and together with the Public Warrants, the “Trinity Warrants”) on the terms and conditions set forth in the Warrant Agreement. Immediately prior to the Trinity Effective Time, Trinity will have 46,850,000 Trinity Warrants issued and outstanding, of which 12,350,000 are issued to Sponsor.

(e)   Except for the Trinity Warrants, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Trinity, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Trinity or (iii) contracts of any kind to which Trinity is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Trinity, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(f)   Except as set forth on Section 4.2(f) of the Trinity Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings to which Trinity is bound with respect to voting of any shares of capital stock or any other equity interest of Trinity.

(g)   Section 4.2(g) of the Trinity Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on the date immediately preceding the date of this Agreement, of all Indebtedness of the Trinity Parties.

(h)   The Merger Consideration, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the holders of the Trinity Common Stock, the Company Units and the Management Company Units, free and clear of all Encumbrances other than other than Encumbrances arising pursuant to applicable securities Laws.

Section 4.3   Authority; Execution and Delivery; Enforceability. Each of the Trinity Parties has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and, subject to the receipt of the Trinity Stockholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Trinity Stockholder Approvals, the execution and delivery of this Agreement and the Related Documents to which each Trinity Party is or will be a party and the consummation of the transactions contemplated hereby and thereby has been and will be when delivered, duly authorized by all requisite action by such Trinity Party and will constitute, a legal, valid and binding obligation of such Trinity Party enforceable against such Trinity Party in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

Section 4.4   No Conflict; Consents.

(a)   The execution, delivery and performance of this Agreement by each Trinity Party, and the consummation by each Trinity Party of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the organizational documents of any Trinity Party, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which any Trinity Party is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications contemplated by this Agreement have been made, violate or conflict with any Law applicable to any Trinity Party or by which any of its material properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect on the Trinity Parties.

(b)   The execution, delivery and performance of this Agreement by each Trinity Party, and the consummation by each Trinity Party of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission (including the Registration Statement and Proxy Statement), (iii) such Approvals, filings, registrations or notifications as may be required under the rules and regulations of any securities exchange on which securities of Trinity or PubCo are listed, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with Transfer Taxes, (vi) such filings with each applicable Governmental Authority of Washington, Maryland and Delaware evidencing the Mergers, and (vii) such other Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Trinity Parties.

Section 4.5   Business Activities.

(a)   Since their respective organization or incorporation, none of the Trinity Parties has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Trinity Organizational Documents, there is no agreement, commitment or Order binding upon any of the Trinity Parties or to which a Trinity Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of a Trinity Party or any acquisition of property by a Trinity Party or the conduct of business by a Trinity Party as currently conducted or as contemplated to be conducted as of the Closing, other than effects that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Trinity Parties.

(b)   Except for the equity of PubCo, Merger Sub I and Merger Sub II and except for the funds in (and any related investment of such funds in) the Trust Account, Trinity does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the Transactions, Trinity has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for this Agreement and the Transactions and the equity of Merger Sub I and Merger Sub II, PubCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

Section 4.6   Litigation. (a) There are no Actions pending or, to the Knowledge of Trinity, threatened against any Trinity Party in writing which, and (b) no Trinity Party is subject to (nor are any properties or assets of any Trinity Party bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would, individually or in the aggregate, reasonably be expected to be material to the Trinity Parties, taken as a whole.

Section 4.7   Trinity SEC Reports; Financial Statements.

(a)   Trinity has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Trinity with the SEC under the Exchange Act or the Securities Act since Trinity’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Trinity SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Trinity SEC Reports”). All Trinity SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Trinity or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction. Trinity has heretofore furnished to the Company Group true and correct copies of all amendments and modifications that have not been filed by Trinity with the SEC to all agreements, documents and other instruments that previously had been filed by Trinity with the SEC and are currently in effect. The Trinity SEC Reports were, and the Additional Trinity SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Trinity SEC Reports did not, and the Additional Trinity SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Trinity maintains disclosure controls and procedures as defined under Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal controls over financial reporting as defined under Rule 13a-15(f) or 15(d)-(15)(f) under the Exchange Act. Each director and executive officer of Trinity has filed with the SEC in all material respects on a timely basis all statements required with respect to Trinity by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. To the Knowledge of Trinity, none of the Trinity SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b)   The financial statements and notes contained or incorporated by reference in the Trinity SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Trinity SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Trinity as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Trinity has no off-balance sheet arrangements that are not disclosed in the Trinity SEC Reports. No financial statements other than those of Trinity are required by GAAP to be included in the consolidated financial statements of Trinity.

Section 4.8   Information Supplied. None of the information supplied or to be supplied by the Trinity Parties for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement is filed or declared effective, the date the Proxy Statement is first mailed to Trinity’s shareholders or at the time of the Trinity Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Trinity nor PubCo makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Group for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement or (b) any projections or forecasts included in the Registration Statement or the Proxy Statement.

Section 4.9   Nasdaq Stock Market Quotation. The issued and outstanding units and Class A Common Stock of Trinity are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NasdaqCM under the symbols “TMCXU” and “TMCX,” respectively. The issued and outstanding Trinity Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NasdaqCM under the symbol

“TMCXW.” Trinity is in compliance in all material respects with the Nasdaq Listing Rules applicable to Trinity and there is no Action pending or, to the Knowledge of Trinity, threatened against Trinity by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or Trinity Warrants or terminate the listing of Trinity’s securities on the NasdaqCM. None of Trinity or any of its Affiliates has taken any action in an attempt to terminate the registration of the Class A Common Stock or the Trinity Warrants under the Exchange Act.

Section 4.10   Board Approval; Stockholder Vote. The Trinity Board has, as of the date of this Agreement, unanimously (i) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the Transactions, including the Mergers and (ii) determined that the consummation of the Transactions is in the best interest of the stockholders of Trinity. Other than the Trinity Stockholder Approvals, no other corporate proceedings on the part of Trinity are necessary to approve the consummation of the Transactions.

Section 4.11   Investment Company Act. None of the Trinity Parties is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Trinity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.12   Trust Account; Financial Ability.

(a)   As of the date hereof, Trinity has at least $357,592,888 in the account established by Trinity for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States government treasury bills, notes, bonds or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 14, 2018, by and between Trinity and the Trustee (as amended or supplemented from time to time, the “Trust Agreement”). Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Trinity under this Agreement are not subject to any conditions regarding Trinity’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

 (b)   The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Trinity and the Trustee that would cause the description of the Trust Agreement in the Trinity SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Trinity, that would entitle any Person (other than stockholders of Trinity holding Class A Common Stock sold in Trinity’s initial public offering who shall have elected to redeem their shares of Class A Common Stock pursuant to the Trinity Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income taxes from any income earned in the Trust Account and (B) to redeem Class A Common Stock in accordance with the provisions of the Trinity Organizational Documents. There are no Actions pending or, to the Knowledge of Trinity, threatened with respect to the Trust Account.

Section 4.13   Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Trinity owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Trinity in the operation of its business and which are material to Trinity, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 4.14   Trinity’s Business Investigation; Disclaimer Regarding Projections.

(a)   The Trinity Parties have conducted such investigations of the Company Group and the Business as they have deemed necessary to make an informed decision concerning the transactions contemplated hereby. For the purpose of conducting these investigations, the Trinity Parties have employed the services of their own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, the Trinity Parties are relying upon the advice and opinion offered by their own Representatives and the representations and warranties set forth in Article III, in any Related Document and any certificate delivered pursuant hereto or thereto.

(b)   In connection with the Trinity Parties’ investigation of the Company Group and the Business, the Trinity Parties have received from the Company Group and/or their Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or the Business. The Trinity Parties acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, they are not relying on them, (ii) the Trinity Parties are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them, and (iii) the Trinity Parties shall have no claim against anyone with respect to any of the foregoing, except with respect to claims of fraud. Accordingly, the Trinity Parties acknowledge that no member of the Company Group or any of their Affiliates or Representatives has made any representation or warranty with respect to such projections or other forecasts or plans.

Section 4.15   Solvency. None of the Trinity Parties are entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

Section 4.16   Brokers’ and Finders’ Fees. Other than Raymond James, none of the Trinity Parties have employed, nor is any Trinity Party subject to, any valid claim of liability or obligation to any broker, finder, consultant, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith. Prior to the date hereof, Trinity has provided the Company Group with true and complete copies of any agreement between Trinity and Raymond James.

Section 4.17   Taxes. (i) All U.S. federal income and all other material Tax Returns required to be filed by or on behalf of Trinity have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns were true and complete in all material respects when filed; (iii) all income and other material amounts of Taxes due and payable by Trinity have been fully and timely paid; (iv) Trinity has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than by filing a valid extension of time in which to file a Tax Return); (v) Trinity has complied with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws; (vi) Trinity (A) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Trinity) and (B) does not have any liability for the Taxes of any Person (other than any Subsidiary) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (vii) Trinity is not a party to any Tax allocation or sharing agreement other than any agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes; (viii) no claim has been made in writing by any Tax Authority in a jurisdiction in which Trinity does not file Tax Returns that Trinity is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction; (ix) no audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Trinity is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for additional material Taxes against Trinity, nor has any such deficiency or claim for additional material Taxes been proposed or assessed in writing, which deficiency or claim has not been settled; (x) Trinity has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (xi) Trinity is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xii) Trinity has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (xiii) there are no material Encumbrances for Taxes upon any property or assets of Trinity except for Permitted Encumbrances; and (xiv) Trinity has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the ten (10) years prior to the date of this Agreement.

Section 4.18   PIPE Investments. Trinity has made available to the Company Group true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Trinity (or its applicable Affiliate) and, to the Knowledge of Trinity, each other party thereto (except, in any case, as may be limited by Enforceability Exceptions), and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Trust Account at the Closing, will be in the aggregate sufficient to enable PubCo or Trinity to (a) pay all cash amounts required to be paid by Trinity and PubCo under or in connection with this Agreement and (b) pay any and all Trinity Transaction Expenses. The Subscription Agreements provide that the Companies are a third-party beneficiary thereof and are entitled to enforce such agreements. There are no other Contracts between Trinity or PubCo and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to PubCo the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Trinity, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to PubCo on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Trinity or PubCo under any material term or condition of any Subscription Agreement, and, as of the date hereof, neither Trinity nor PubCo has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Related Documents) to the obligations of the PIPE Investors to contribute to PubCo the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

Section 4.19   Related Person Transactions. Except as described in the Trinity SEC Reports or on Section 4.19 of the Trinity Disclosure Schedules, no transactions or Contracts, or series of related transactions or Contracts, between a Trinity Party, on the one hand, and any present or former officer, director, manager or Affiliate of a Trinity Party or, to the Knowledge of Trinity, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, will continue in effect following the Closing.

Section 4.20   No Additional Representations. NONE OF THE TRINITY PARTIES OR ANY OF THEIR AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE RELATED DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. EACH OF THE TRINITY PARTIES AND THEIR AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY TRINITY PARTY OR ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE TRINITY PARTIES OR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF ANY TRINITY PARTY OR ANY OF ITS AFFILIATES.

ARTICLE V
COVENANTS

Section 5.1   Conduct of Business Prior to Closing.

(a)   Except (i) with the written consent of Trinity, (ii) as set forth in Section 5.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement, or (iv) as required by any applicable Law, during the Interim Period, the Companies and the Management Companies shall, and the Companies shall cause the Company Subsidiaries to, conduct the Business in the ordinary course of business, use their commercially reasonable efforts to preserve intact the Business (including the underwriting, making and servicing of the Mortgages, except to the extent the Companies are advised by counsel that they should suspend capital raising activities from when the Registration Statement is filed with the SEC and until it is declared effective, which may affect the number of Mortgages that may be underwritten or made during such time).

(b)   Without limiting the generality of this Section 5.1, during the Interim Period, except (x) with the written consent of Trinity (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as set forth in Section 5.1(b) of the Company Disclosure Schedules, or (z) as required by applicable Law, the Companies and the Management Companies shall not, and shall cause the Company Subsidiaries not to:

(i)   transfer, issue, sell or dispose of any Company Units, Management Company Units or equity interests of any Company or Management Company, grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Units, Management Company Units or other equity interests of any Company or Management Company except for (A) repurchases or redemptions of Company Units in connection with the exercise by a member of a Company of such member’s quarterly redemption rights in accordance with the Company Organizational Documents (“Company Redemption Rights”), and (B) issuances of Company Units in the ordinary course of business prior to the filing of the Registration Statement with the SEC;

(ii)   effect any recapitalization, reclassification, split, unit combination or like change in the capitalization of the Companies;

(iii)   make, set aside, declare or pay any dividend or distribution payable in cash, units, property or otherwise with respect to any Company Units, Management Company Units or other equity interest in a Company or a Management Company except for (A) the declaration and payment by the Companies and the Management Companies of their regular monthly cash dividends to holders of Company Units and Management Company Units, respectively, (B) the declaration and payment of other cash dividends as may be needed to maintain a Company’s REIT status, as reasonably determined by such Company, for the period ending on the Closing, and (C) the distribution of Company Common Units held by a Management Company to holders of Management Company Units;

(iv)   file any U.S. federal income Tax Return of a Company other than on IRS Form 1120-REIT (except for the U.S. federal income Tax Return of Fund III for its taxable year ending December 31, 2018, which will be filed on IRS Form 1120) and otherwise in a manner consistent with past practice; make, change or revoke any material Tax election (except as expressly contemplated herein with respect to the making of an election to be taxed as a REIT); liquidate or change the income tax classification of any member of the Company Group for U.S. federal income tax purposes; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; adopt or change any Tax accounting period; amend any U.S. federal income Tax Return of a Company; settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes; enter into any closing or similar agreement with any Tax Authority; surrender any right to claim a material refund of Taxes; apply for or enter into any ruling from any Tax Authority with respect to Taxes; or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(v)   take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause Fund I or Fund II to fail to maintain qualification as a REIT;

(vi)   take any action, or fail to take any action, which action or failure to act would prevent Fund III or Fund IV from being able to validly elect to be taxed as a REIT effective as of its respective taxable year ending as of the Closing Date;

(vii)   redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, except for (A) any Indebtedness among the members of the Company Group, (B) transactions under master repurchase agreements entered into in the ordinary course of business and consistent with past practice, and (C) Mortgages;

(viii)   acquire (including by merger, consolidation or acquisition of stock or assets) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any Person or any business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations on behalf of the members of the Company Group, except for transactions between any Company and the Management Company for such Company;

(ix)   amend the certificate of formation or operating agreement (or other comparable governing documents) of any member of the Company Group;

(x)   grant any material Encumbrances on any material property or material assets (whether tangible or intangible) of any member of the Company Group, other than Permitted Encumbrances;

(xi)   (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (B) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract or understanding with any union, works council, trade union or other labor organization other than as required by applicable Law, (C) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the Company Group, (D) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan (or any arrangement that would be a Benefit Plan if in effect as of the date hereof), or (E) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Benefit Plans;

(xii)   (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Company Group as of the date of this Agreement, other than salary increases in the ordinary course of business that do not exceed 5% of such employee’s annual salary, (B) enter into any new, or materially amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or consultant, or terminate any current or former director, officer, employee or consultant provider, in each case whose compensation would exceed, on an annualized basis, $150,000 or (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant;

(xiii)   except as required by changes in GAAP, change any method of accounting in any manner that would have a material impact on any member of the Company Group;

(xiv)   transfer, sell, lease or license to a third Person, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third Person, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business or that does not exceed $100,000 individually or $1,000,000 in the aggregate;

(xv)   enter into any joint venture with a third party;

(xvi)   enter into any Contract with any Related Party of any member of the Company Group;

(xvii)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xviii)   waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group other than in the case of Actions or claims either (A)(1)(x) resulting in payments to a member of the Company Group or (y) by a member of the Company Group, in which case such payment by the member of the Company Group is not greater than $200,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,000,000 in the aggregate (determined in each case net of insurance proceeds), and (2) that would not prohibit or materially restrict any member of the Company Group from operating its business substantially as currently conducted or anticipated to be conducted, except in the ordinary course of business, or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed or shall be reimbursed to any member of the Company Group by an insurance policy or pursuant to any other kind of contractual indemnification set forth in any other Contract, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group;

(xix)   other than Mortgages made, serviced or administered in the ordinary course of business, enter into, amend, waive, modify or terminate (other than for cause or breach by the other party) any Material Contract or Permit, or amend, waive, modify or consent to the termination of any material rights of any member of the Company Group thereunder;

(xx)   make or enter into any contract to make any capital expenditures, other than capital expenditures by the Management Companies and the Companies that are less than $200,000 in the aggregate;

(xxi)   manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) except in the ordinary course of business consistent with past practices; or

(xxii)   authorize, or commit or agree to take, any of the foregoing actions.

(c)   During the Interim Period, except (w) with the written consent of the Companies (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 5.1(c) of the Trinity Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, including, for the avoidance of doubt, the PIPE Investments and the transactions contemplated under the Sponsor Agreement (including the waiver of the Class B Share Conversion Rights), or (z) as required by applicable Law, Trinity shall not:

(i)   fail to duly and timely file all material reports and other material documents required to be filed with Nasdaq, the SEC or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(ii)   form any Subsidiary;

(iii)   issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Trinity, other than the PIPE Investments and the transactions contemplated under the Sponsor Agreement (including the waiver of the Class B Share Conversion Rights);

(iv)   effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Trinity or any Subsidiary, other than as required pursuant to the Sponsor Agreement;

(v)   make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(vi)   amend the Trinity Organizational Documents;

(vii)   except as required by changes in GAAP, change any of its methods of accounting in any manner;

(viii)   make, change or revoke any material Tax election; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or, except in the ordinary course of business, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)   adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Mergers;

(x)   except for this Agreement, the Related Documents and any amendments thereto, enter into any Business Combination or propose to enter into any Business Combination, in each case that would reasonably be expected to hinder or materially delay the transactions contemplated hereby; or

(xi)   authorize, or commit or agree to take, any of the foregoing actions.

Section 5.2   Access to Information.

(a)   During the Interim Period, the Companies and the Management Companies shall afford to the other Parties to this Agreement and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the properties, books, Contracts, commitments, personnel, Tax Returns and records of the members of the Company Group and, during such period, shall furnish as promptly as practicable to the other Parties to this Agreement any information concerning the members of the Company Group as the other Parties to this Agreement may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Companies’ personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Companies and the Management Companies, (b) except with respect to information that could affect a Company’s qualification as a REIT, no Company or Management Company is under any obligation to disclose to the other Parties to this Agreement or their Representatives any information the disclosure of which would result in the waiver of any attorney-client privilege, and (c) neither Trinity nor its Representatives shall conduct any invasive or subsurface environmental sampling or analysis with respect to any real property owned, used or occupied by any member of the Company Group, including of the nature commonly referred to as a “Phase II Environmental Assessment.”

(b)   During the Interim Period, the Trinity Parties shall afford to the other Parties to this Agreement and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the properties, books, Contracts, commitments, personnel, Tax Returns and records of the Trinity Parties and, during such period, shall furnish as promptly as practicable to the other Parties to this Agreement any information concerning the Trinity Parties as the other Parties to this Agreement may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Trinity Parties’ personnel and (b) no Trinity Party is under any obligation to disclose to the other Parties to this Agreement or their Representatives any information the disclosure of which would result in the waiver of any attorney-client privilege. All information provided pursuant to this Section 5.2 shall remain subject in all respects to the Confidentiality Agreement.

Section 5.3   Confidentiality.

(a)   Trinity acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of a confidentiality agreement dated as of November 1, 2018, between Trinity, Broadmark Capital, LLC, and MgCo I (the “Confidentiality Agreement”). Trinity acknowledges that it is, and will remain until the Closing, subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing in accordance with its terms, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)   Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate.

Section 5.4   Efforts to Consummate; Consents and Filings.

(a)   Each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority all Approvals as are necessary for the consummation of the transactions contemplated by this Agreement, including the Governmental Authority Approvals set forth on Section 5.4(a) of the Company Disclosure Schedules, and (ii) promptly make all necessary filings and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under any applicable Law. The Company Group and Trinity shall each be responsible for one half of the cost of any filing fees payable under any Antitrust Law.

(b)   Without limiting the generality of the Parties’ undertaking pursuant to Section 5.4(a), each Party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties hereto to expeditiously close the transactions contemplated by this Agreement. Each Party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. Notwithstanding the foregoing, no Party nor any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any Party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any Party, or (ii) litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c)   Notwithstanding the foregoing, any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff (or a portion thereof) prepared by a Party or its outside counsel may be withheld or redacted (i) to remove references concerning valuation, and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)   Each of the Parties shall promptly notify the other Parties of any substantive communication it or any of its Affiliates receives from any Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Section 5.4, and consult outside counsel for each other Party prior to any substantive communication with any Governmental Authority to permit outside counsel for the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. No Party to this Agreement shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. The Parties’ outside counsel will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. The Parties will provide each other’s outside counsel with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e)   During the Interim Period, except with the prior written consent of the Companies or Trinity, respectively, neither the Trinity Group nor the Company Group shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under any applicable Laws.

(f)   Each member of the Company Group shall use its reasonable best efforts to give the notices to third parties and obtain the third party consents and estoppel certificates set forth on Section 5.4(f) of the Company Disclosure Schedules. PubCo shall cooperate with and assist the Company Group in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Trinity nor PubCo shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement.

Section 5.5   Expenses; Transfer Taxes.

(a)   Except as otherwise provided in this Agreement, including Section 2.2(d), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transaction shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

(b)   All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property gains Taxes and including any filing and recording fees) (“Transfer Taxes”) incurred in connection with this Agreement, the Related Documents, the Mergers and the other transactions contemplated hereby and thereby shall be paid by PubCo or the Surviving Subsidiaries as incurred; provided that notwithstanding the foregoing, all Transfer Taxes incurred in connection with or as a result of the Management Company Merger shall be paid by the Management Company Members. The Party responsible for the payment of each Transfer Tax shall file, or cause to be filed, all Tax Returns required to be filed in connection with any such Transfer Tax and the other Parties shall join in the execution of such Tax Returns, as applicable. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 5.6   Tax Treatment of the Mergers; Certain Tax Matters.

(a)   Each of the Companies shall (i) use their reasonable best efforts to obtain the opinions of counsel referred to in Section 6.2(h) and Section 6.2(i), and (ii) deliver to each of Gibson, Dunn & Crutcher LLP and Bryan Cave Leighton Paisner LLP a tax representation letter dated as of the Closing Date and a tax representation letter dated as of the effective date of the Registration Statement and signed by an officer of such Company, containing representations of such Company reasonably necessary or appropriate to enable Bryan Cave Leighton Paisner LLP and Gibson, Dunn & Crutcher LLP, as applicable, to render the tax opinions described in (or filed in connection with) Section 6.2(h) and Section 6.2(i) and Section 6.1(j) and the Registration Statement, respectively.

(b)   Trinity shall deliver to Gibson, Dunn & Crutcher LLP and Bryan Cave Leighton Paisner LLP tax representation letters, each dated as of the Closing Date and, in the case of the tax representation letters to be delivered to Gibson, Dunn & Crutcher LLP, the effective date of the Registration Statement, and signed by an officer of the applicable Trinity Party, containing representations of the Trinity Parties reasonably necessary or appropriate to enable Bryan Cave Leighton Paisner LLP and Gibson, Dunn & Crutcher LLP, as applicable, to render the tax opinions described in Section 6.2(i) and Section 6.1(j), Section 6.1(k) and the Registration Statement, respectively.

(c)   The Companies shall use their respective reasonable best efforts to cause the Company Merger to qualify as, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent the Company Merger from qualifying as, a “reorganization” under Section 368(a)(1)(A) of the Code.

(d)   This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Company Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(e)   This Agreement, the Company Merger, the Trinity Merger and the PIPE Investment are intended to be considered part of an overall plan in which the Trinity stockholders exchange their shares of Trinity Common Stock for PubCo Common Stock in a transaction described in Section 351 of the Code. The Companies agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent this Agreement, the Company Merger, the Trinity Merger, the PIPE Investment and the Subscription Agreements from being considered part of an overall plan in which the Trinity stockholders exchange their shares of Trinity Common Stock for PubCo Common Stock in a transaction described in Section 351 of the Code.

(f)   No member of the Company Group shall file any income Tax Returns or other material Tax Returns relating to any Tax period ending on or prior to the Closing Date required to be filed prior to the Closing Date, unless the Company Group has provided a draft of any such income Tax Return or other material Tax Return to Trinity for its review and comment thirty (30) days prior to the applicable due date for filing such income Tax Return or other material Tax Return, and no member of the Company Group shall file any U.S. federal income Tax Return without the prior written consent of Trinity; provided, however, that the Company Group may file any Tax Return of a Company without the consent of Trinity that is a U.S. federal income Tax Return of a Company on IRS Form 1120-REIT or, in the case of a U.S. federal income Tax Return of Fund III for its taxable year ending December 31, 2018, IRS Form 1120, provided that such Tax Return is prepared in a manner consistent with past practice, does not make, change or revoke any material Tax election (except as expressly contemplated in this Agreement with respect to the making of an election to be taxed as a REIT), and in the case of a Tax Return filed on IRS Form 1120-REIT, such Tax Return reflects that for such taxable year such Company has made distributions in an amount sufficient to reduce its “real estate investment trust taxable income” (within the meaning of Section 857(b)(2) of the Code) for such taxable year to zero.

Section 5.7   Publicity. The Companies and Trinity shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement on the date hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties hereto will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Companies, in the case of a public announcement by Trinity, or Trinity, in the case of a public announcement by the Company Group (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) in the case of the Company Group, Trinity and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company Group and their Affiliates, and (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement.

Section 5.8   Directors’ and Officers’ Indemnification and Insurance.

(a)   The Parties hereto acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, managers, officers and employees of any member of the Company Group or Trinity (the “D&O Indemnified Persons”), as provided in the certificate of incorporation, articles of organization, bylaws or similar constituent documents of any member of the Company Group or Trinity in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Mergers and the transactions contemplated hereby and shall continue in full force and effect for a period of six years or until the settlement or final adjudication of any Action commenced during such period. PubCo shall cause its organizational documents to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Companies’, the Management Companies’ and Trinity’s organizational documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law.

(b)   For a period of six (6) years from and following the Closing Date, PubCo shall, and shall cause the Trinity Parties to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director, officer, manager, member, trustee or fiduciary of any member of the Company Group or Trinity Party, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director, manager, member or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group or Trinity Party). In the event of any such Action, PubCo, the members of the Company Group and the Trinity Parties, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided that none of PubCo, any member of the Company Group or the Trinity Parties shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the Companies, the Management Companies and the Trinity Parties hereby acknowledge that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by a former member of the Company Group or the Trinity Parties or their respective Affiliates (each, a “Former Shareholder Indemnitor”) (directly or through insurance obtained by any such entity).

(c)   The Companies and the Management Companies shall obtain prior to the Closing a fully-paid six-year “tail” insurance policy (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage and such other terms as are no less favorable in the aggregate than those in the Companies’ and the Management Companies’ Current Policies, and the cost of the D&O Tail shall be paid by the Company Group and shall be a Reimbursed Transaction Expense. PubCo shall maintain the D&O Tail in full force and effect for its full term and will honor all obligations thereunder.

(d)   If PubCo or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of PubCo shall assume all of the obligations of PubCo set forth in this Section 5.8 if such obligations do not otherwise transfer by operation of law.

(e)   The provisions of this Section 5.8 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of PubCo and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.9   Employee Matters.

(a)   PubCo shall, or shall cause one of its Subsidiaries to, prior to the Effective Time, make offers of employment to and employ, immediately following the Effective Time, each individual employed by Broadmark Capital, LLC immediately prior to the Effective Time, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Broadmark Capital Employees”).

(b)   PubCo shall, or shall cause one of its Subsidiaries to, continue to employ for twelve (12) months following the Company Effective Time (the “Employment Period”), each individual employed by a member of the Company Group and each Broadmark Capital Employee immediately prior to the Effective Time, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Company Group Employees”). During the Employment Period, PubCo shall, or shall cause one of its Subsidiaries to, provide the Company Group Employees who continue to be actively employed by PubCo or one of its Subsidiaries during such twelve- (12) month period with base salary and base wage rates that are no less favorable in the aggregate to those provided to the Company Group Employees immediately prior to the Effective Time and with annual target cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity based compensation, deferred compensation and retention or transaction bonuses) and retirement and group health benefits that are no less favorable in the aggregate to those provided to similarly situated Company Group Employees immediately prior to the Effective Time.

(c)   With respect to any employee benefits that are provided to the Company Group Employees under employee benefits plans of PubCo or its Subsidiaries (the “PubCo Plans”) that replace the Benefit Plans (as provided by the Company Group immediately prior to the Company Effective Time) during the Employment Period for such Company Group Employee, PubCo shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that each Company Group Employee shall be immediately eligible to participate, without any waiting time, and service accrued by the Company Group Employees during employment with any member of each Company Group or their predecessors prior to Closing Date shall be recognized to the same extent and for the same purpose as recognized under the analogous Benefit Plan, except to the extent necessary to prevent duplication of benefits and for benefit accrual purposes any defined benefit pension plan or post-employment welfare arrangement. With respect to any medical, dental or other group health benefits that are provided to the Company Group Employees under the PubCo Plans, PubCo shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan in the plan year in which the Effective Time occurs shall be taken into account under such the PubCo Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions in the plan year in which the Effective Time occurs. PubCo and its Subsidiaries shall assume any continuation coverage obligations related to Company Group Employees or former employees of the Company Group and their dependents occurring pursuant to Code Section 4980B and applicable state laws having similar purpose.

(d)   With respect to any Company Group Employees whose employment is terminated during the Employment Period by PubCo or one of its Subsidiaries for Good Cause (as such term is defined in the applicable employment agreement or employment offer letter with PubCo) or by the Company Group Employee with Good Reason (as such term is defined in the applicable employment agreement or employment offer letter with PubCo), PubCo or one of its Subsidiaries shall provide severance benefits to such Company Group Employee which are at least as favorable as those that would have been payable to such Company Group Employee in respect of a termination under the applicable Benefit Plan immediately prior to the Closing.

(e)   Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan or PubCo Plan, (ii) alter or limit PubCo or its Subsidiaries’ ability to amend, modify or interpret or terminate any PubCo Plan at any time in accordance with the terms of such plan and applicable Law, (iii) restrict the right to terminate the employment of any Company Group Employee, or (iv) give any third party, including any Company Group Employee, any right to continued employment or any particular term or condition of employment following the Closing or to rely upon or demand or enforce the provisions of this Section 5.9.

(f)   Prior to the Closing, PubCo will deliver equity incentive grant agreements with the individuals listed on Section 5.9(f) of the Company Disclosure Schedules providing for incentive equity grants to such individuals in the amount set opposite such individuals’ names on such schedule.

Section 5.10   Control of Operations.

(a)   Nothing contained in this Agreement shall give Trinity, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the Closing.

(b)   Prior to the Closing, the Company Group shall exercise, in accordance with the terms and subject to the conditions set forth in this Agreement, complete control and supervision over its operations.

Section 5.11   Exclusivity.

(a)   From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article VII in accordance with its terms (the “Interim Period”), the Companies and the Management Companies shall not, and shall cause their respective Affiliates and respective Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of a member of the Company Group or any of the outstanding Company Units, Management Company Units or any conversion, consolidation, liquidation, dissolution or similar transaction involving a member of the Company Group other than with Trinity and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding or furnish to any Person any information with respect to any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 5.11. The Companies and the Management Companies shall, and shall cause their respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If any member of the Company Group or any of their respective Affiliates or Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Companies shall promptly (and in no event later than twenty-four (24) hours after receipt of such inquiry or proposal) (A) advise Trinity in writing of such inquiry or proposal, (B) provide Trinity a copy of such inquiry or proposal, if in writing, or a summary of material terms, if such inquiry or proposal is not in writing, and (C) notify such Person in writing that the Company Group is subject to an exclusivity agreement with respect to the sale of the Company Group that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the Parties hereto agree that any violation of the restrictions set forth in this Section 5.11(a) by the Companies, the Management Companies or their Affiliates or Representatives shall be deemed to be a breach of this Section 5.11(a) by the Companies.

(b)   During the Interim Period, Trinity shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Trinity shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Trinity, its Affiliates or any of their respective Representatives receives any bona fide inquiry or proposal with respect to a Business Combination Proposal at any time after the date of this Agreement and prior to the Closing, then Trinity shall promptly (and in no event later than twenty-four (24) hours after Trinity becomes aware of such inquiry or proposal) (A) advise the Companies in writing of such inquiry or proposal and (B) provide the Companies a copy of such inquiry or proposal, if in writing, or a summary of the material terms, if such inquiry or proposal is not in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 5.11(b) by any of Trinity or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 5.11(b) by Trinity.

Section 5.12   Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Trinity shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Trinity (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to shareholders of Trinity holding shares of the Class A Common Stock sold in Trinity’s initial public offering who shall have previously validly elected to redeem their shares of Class A Common Stock pursuant to Trinity Organizational Documents, and (B) immediately thereafter, transfer all remaining assets in the Trust Account to Trinity for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13   Preparation of Form S-4 and Proxy Statement; SEC Filings.

(a)   The Trinity Parties shall use their respective reasonable best efforts to prepare and cause PubCo to file with the SEC as promptly as reasonably practicable (and in any event use reasonable best efforts to do so as soon as practicable following the availability of the Company Financial Statements for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and for the three (3) months ended March 31, 2019) a Registration Statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), containing a preliminary proxy statement/prospectus relating to the Mergers, the Trinity Stockholder Approvals, the Offer and the Trinity Stockholders Meeting. The Trinity Parties shall use their respective reasonable best efforts to cause the Registration Statement to be declared effective and to cause a definitive proxy statement/prospectus relating to the Mergers, the Trinity Stockholder Approval, the Offer and the Trinity Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed as promptly as reasonably practicable after such effectiveness to the stockholders of Trinity. The Registration Statement and the Proxy Statement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of PubCo, Trinity and the members of the Company Group shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution, as applicable, of the Registration Statement and the Proxy Statement, and the Registration Statement and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of PubCo, Trinity and the members of the Company Group shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and the Proxy Statement and shall provide the other with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of PubCo, Trinity and members of the Company Group shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement and the Proxy Statement. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, PubCo and Trinity, on the one hand, and the members of the Company Group, on the other hand, (A) shall provide the each other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) shall include in such document or response all comments reasonably proposed by the other, and (C) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. PubCo shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby.

(b)   Each member of the Company Group agrees to promptly provide PubCo with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by PubCo for inclusion in the Registration Statement and the Proxy Statement. Each member of the Company Group shall cause the officers and employees of each of the Companies and the Management Companies to be reasonably available to PubCo and its counsel in connection with the drafting of the Registration Statement and the Proxy Statement and responding in a timely manner to comments on the Registration Statement and the Proxy Statement from the SEC.

(c)   If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Trinity; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

Section 5.14   Trinity Stockholders Meeting. Trinity shall, as soon as reasonably practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Trinity Stockholders Meeting”) for the purpose of obtaining the Trinity Stockholder Approvals. Trinity shall, through the Trinity Board, recommend to its stockholders approval of the Trinity Stockholder Approvals (the “Trinity Board Recommendation”) and, subject to the proviso in the following sentence, shall include such recommendation in the Proxy Statement. The Trinity Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Trinity Board Recommendation (a “Change in Recommendation”); provided that the Trinity Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Trinity Board of its fiduciary obligations to Trinity’s stockholders under applicable Law. Trinity agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Trinity Stockholders Meeting for the purpose of seeking approval of the Trinity Stockholder Approvals shall not be affected by any Change in Recommendation, and Trinity agrees to establish a record date for, duly call, give notice of, convene and hold the Trinity Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 5.14, regardless of whether or not there shall have occurred any Change in Recommendation. The Trinity Stockholders Meeting will in any event be held not more than forty-five (45) days after the date on which the Proxy Statement is mailed to Trinity’s stockholders and will be held as promptly as practicable following the effective date of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, Trinity shall be entitled to postpone or adjourn the Trinity Stockholders Meeting: (i) to ensure that any supplement or amendment to the Registration Statement or the Proxy Statement that the Trinity Board has determined in good faith is required by applicable Law is disclosed to Trinity’s stockholders and for such supplement or amendment to be promptly disseminated to Trinity’s stockholders prior to the Trinity Stockholders Meeting; (ii) if, as of the time for which the Trinity Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Trinity Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Trinity Stockholders Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Trinity Stockholder Approvals; provided that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Trinity Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.15   Company Member Meeting. As promptly as practicable after the Registration Statement becomes effective (and, in any event, not more than forty-five (45) days after effectiveness), each of the Companies and the Management Companies will call a meeting of their members to obtain the Company Member Approval and the Management Company Member Approval, as applicable (the “Company Member Meeting”). The Companies and the Management Companies shall use their reasonable best efforts to solicit from the holders of Company Units and Management Company Units proxies in favor of the Company Member Approval and the Management Company Member Approval, as applicable, prior to such Company Member Meeting and take all other actions necessary or advisable to secure the Company Member Approval and the Management Company Member Approval. Each of the Companies and the Management Companies will provide PubCo with copies of all member proxies it receives effecting the Company Member Approval and the Management Company Member Approval.

Section 5.16   Warrant Holder Approval. Prior to the Trinity Effective Time, Trinity will take all steps and corporate action necessary or appropriate to seek warrant holder approval to amend the Warrant Agreement to remove the anti-dilution provisions set forth in Section 4.1 of the Warrant Agreement that provide for a change in the exercise price of the warrants in the event Trinity makes certain cash distributions or dividends (the “Warrant Holder Approval”).

Section 5.17   Listing of PubCo Common Stock and Trinity Common Stock. PubCo shall use its reasonable best efforts to cause the shares of PubCo Common Stock constituting the Merger Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. During the Interim Period, Trinity shall use its reasonable best efforts to remain listed as a public company on the NasdaqCM. During the Interim Period, if Trinity receives any written or, to the Knowledge of Trinity, oral notice from Nasdaq that Trinity has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing for any reason, then Trinity shall give prompt written notice of such Nasdaq notice to the Companies, including a copy of any written notice received from Nasdaq or a summary of any oral notice received from Nasdaq.

Section 5.18   Section 16 Matters. Prior to the Effective Time, PubCo shall take all such steps as may be necessary or appropriate to cause any acquisition or disposition of the Trinity Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Trinity or will become subject to such reporting requirements with respect to PubCo to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.19   Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VI not being satisfied. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.20   Affiliate Agreements. Other than the Management Agreement Rights, the Related Documents and the Contracts set forth on Section 5.20(a) of the Company Disclosure Schedules, at the Closing, the Companies shall cause (a) all agreements between any member of the Company Group and any of their Affiliates (including, for the avoidance of doubt, agreements between any member of the Company Group and Broadmark Capital, LLC), other than agreements between members of the Company Group, and (b) the referral agreements between the Company Group or Broadmark Capital and the referring parties and finders listed on Section 3.15(a)(xiv)(B) of the Company Disclosure Schedules, in each case to be terminated effective as of or prior to the Closing without any further liability.

Section 5.21   Release.

(a)   Effective upon and following the Closing, the Trinity Parties and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Company Group and their Affiliates and each of its and their Representatives, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Article VIII), including for controlling equity holder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 5.21 shall release the Company Released Parties from their obligations under this Agreement or the other Related Documents.

(b)   Effective upon and following the Closing, the Company Group, the Management Company Members and each of their Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Trinity Parties, each of their respective Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Trinity Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Section 5.8 and Article VIII hereof); provided, however, that nothing in this Section 5.21 shall release the Trinity Released Parties from obligations under this Agreement or the Related Documents.

Section 5.22   No Claim Against Trust Amount. Notwithstanding anything else in this Agreement, the Companies and the Management Companies acknowledge that they have read the Prospectus and understand that Trinity has established the Trust Account for the benefit of Trinity’s public stockholders and that Trinity may disburse monies from the Trust Account only (a) to Trinity’s public stockholders in the event they elect to have their shares redeemed in accordance with Trinity Organizational Documents and/or the liquidation of Trinity, (b) to Trinity after, or concurrently with, the consummation of a Business Combination, (c) to Trinity in limited amounts for its operating expenses and Tax obligations incurred in the ordinary course of business in accordance with the Trinity Organizational Documents, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Trinity, and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Trinity in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Trinity due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (i) to Trinity’s public stockholders in the event they elect to have their shares redeemed in accordance with Trinity Organizational Documents and/or the liquidation of Trinity, (ii) to Trinity after, or concurrently with, the consummation of a Business Combination, and (iii) to Trinity in limited amounts for its operating expenses and tax obligations incurred in the ordinary course of business. The Companies and the Management Companies further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by November 17, 2019, Trinity will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended in accordance with the Trinity Organizational Documents. Upon the Closing, Trinity shall cause the Trust Account to be disbursed, or the assets therein transferred, to Trinity or as otherwise directed by Trinity. Accordingly, the Companies and the Management Companies, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, unitholders, members, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Trinity for any reason whatsoever, including to a breach of this Agreement by Trinity or any negotiations, agreements or understandings with Trinity (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

Section 5.23   Subscription Agreements. PubCo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company Group. PubCo shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to PubCo in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing, and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to PubCo the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, PubCo shall give the Companies, prompt (and, in any event within three (3) Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to PubCo; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (iv) if PubCo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 5.24   Mortgage Updates. Within fifteen (15) Business Days after the end of each calendar month during the Interim Period, the members of the Company Group shall make available to Trinity and its Representatives a schedule of the Mortgages and their principal balances outstanding as of the last Business Day of such calendar month.

Section 5.25   Enforcement of Letter Agreement. If, prior to the Closing, Sponsor or the insiders party to the Letter Agreement fail to comply with, or otherwise perform, their voting obligations under the Letter Agreement in accordance with the terms thereof, Trinity agrees to take all action necessary to enforce its rights under the Letter Agreement to cause Sponsor and the insiders party to the Letter Agreement to perform their obligations under and observe the terms of the Letter Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1   Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Mergers and the other transactions contemplated hereby are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)   No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(b)   Trinity Stockholder Approvals. The Trinity Stockholder Approvals set forth in clauses (a) and (b) of the definition thereof shall have been obtained.

(c)   Completion of the Offer. The Offer shall have been completed in accordance with the terms of this Agreement, the Trinity Organizational Documents, the Trust Agreement and the Proxy Statement.

(d)   Trinity Net Tangible Assets. Trinity shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Class A Common Stock issued in Trinity’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with the Trinity Organizational Documents.

(e)   Company Member Approval. The Company Member Approval set forth in clause (a) of the definition thereof, and the Management Company Member Approval set forth in clause (a) of the definition thereof, shall have been obtained.

(f)   Warrant Holder Approval. The Warrant Holder Approval shall have been obtained.

(g)   Trust Account and Proceeds. The Cash Proceeds, minus the amount of any unpaid Trinity Transaction Expenses, minus the amount of any unpaid Company Transaction Expenses (which, when taken together with any Reimbursed Transaction Expenses, shall not exceed the Company Transaction Expense Cap), minus the Management Company Consideration, minus the Closing Indebtedness of the Trinity Parties, shall not be less than $100,000,000. Trinity shall have made appropriate arrangements to have the Trust Account available to Trinity for payment of the cash portion of the Merger Consideration, the Closing Indebtedness of Trinity, any unpaid Trinity Transaction Expenses, the Closing Indebtedness of the Companies and the Management Companies, any unpaid Company Transaction Expenses and any Reimbursed Transaction Expenses.

(h)   PIPE Investment. The PIPE Investment shall have been consummated immediately prior to the Effective Time in accordance with the terms set forth in the applicable Subscription Agreements.

(i)   Registration Statement. The Registration Statement shall have become effective and no stop order suspecting the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall have been initiated or threatened. The shares of PubCo Common Stock to be issued in the Mergers as provided for in Article II shall have been approved for listing on the NasdaqCM or the NYSE, subject to official notice of issuance and the requirement to have a sufficient number of round lot holders.

(j)   Section 351 Opinion. Trinity shall have received, and the Companies shall have received a copy of, the written opinion of Gibson, Dunn & Crutcher LLP, tax counsel to Trinity, issued to Trinity and dated as of the Closing Date and in the form attached hereto as Exhibit A-1, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger, the Trinity Merger and the PIPE Investment should be considered part of an overall plan in which the Trinity stockholders holding Class A Common Stock exchange their Class A Common Stock of Trinity Common Stock for PubCo Common Stock in an exchange described in Section 351 of the Code. In rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon the tax representation letters described in Section 5.6(a) and Section 5.6(b).

(k)   REIT Eligibility. PubCo shall have received the written opinion of Gibson, Dunn & Crutcher LLP, tax counsel to PubCo, issued to PubCo and dated as of the Closing Date and in the form attached hereto as Exhibit A-2, to the effect that, commencing with the beginning of PubCo’s taxable year ending December 31, 2019 and through the Closing Date (the “Initial Taxable Year”), PubCo has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for the Initial Taxable Year and subsequent taxable years, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(b) in substance reasonably satisfactory to the Companies and upon which Gibson, Dunn & Crutcher LLP may rely.

Section 6.2   Conditions to Obligations of Trinity. The obligations of Trinity to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by Trinity, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)   Representations and Warranties of the Companies and the Management Companies. (i) The representations and warranties of the Companies and the Management Companies set forth in Section 3.1, Section 3.2, Section 3.3 and Sections 3.10(d), (e), (g) and (w) shall be true and correct in all respects (other than, in the case of the representations and warranties in Section 3.2, for de minimis inaccuracies or in respect of the reinvestment of dividend income) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of the Companies and the Management Companies set forth in Sections 3.10(b), (c) and (f) and Section 3.16 shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), provided that the representations and warranties set forth in Sections 3.10(b), (c) and (f) shall not be considered true and correct in all material respects unless the applicable Company has made distributions that qualify for the deduction for dividends paid during such taxable year that equal or exceed the amount set forth in Section 857(a)(1) of the Code, and (iii) the other representations and warranties of the Companies and the Management Companies set forth in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(b)   Performance of Obligations of the Companies and the Management Companies. The Companies and the Management Companies shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Companies and the Management Companies prior to or at the time of the Closing.

(c)   No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(d)   Company Closing Statement. Trinity shall have received the Company Closing Statement.

(e)   Unit Redemptions. In connection with the exercise by any Company Member of its Company Redemption Rights, no Company has redeemed units representing more than 25% of such Company’s total assets, calculated on a rolling twelve- (12) month basis, and the Company Preferred AUM shall not be less than $800,000,000.

(f)   Company Officer’s Certificate. An authorized officer of the Companies shall have executed and delivered to the Trinity Parties a certificate certifying as to the Companies’ compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) hereof.

(g)   Management Company Officer’s Certificate. An authorized officer of the Management Companies shall have executed and delivered to the Trinity Parties a certificate certifying as to the Management Companies’ compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) hereof.

(h)   REIT Opinions.

(i)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund I, dated as of the Closing Date and in the form attached hereto as Exhibit A-3, to the effect that, since the date of Fund I’s election to be taxed as a corporation for U.S. federal income tax purposes, Fund I has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Fund I to meet, through the Company Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(ii)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund II, dated as of the Closing Date and in the form attached hereto as Exhibit A-4, to the effect that, since the date of Fund II’s election to be taxed as a corporation for U.S. federal income tax purposes, Fund II has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Fund II to meet, through the Company Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(iii)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund III, dated as of the Closing Date and in the form attached hereto as Exhibit A-5, to the effect that, since January 1, 2019, Fund III has been organized in a manner that would permit it to elect to be taxed as a REIT and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation through the Company Effective Time has enabled Fund III to so qualify, such that Fund III shall be entitled to elect to be taxed as a REIT upon the filing of its U.S. federal income Tax Return for the taxable year ending on the date of the Company Merger, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(iv)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund IV, dated as of the Closing Date and in the form attached hereto as Exhibit A-6, to the effect that, since the date of its inception, Fund IV has been organized in a manner that would permit it to elect to be taxed as a REIT and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation through the Company Effective Time has enabled Fund

IV to so qualify, such that Fund IV shall be entitled to elect to be taxed as a REIT upon the filing of its initial U.S. federal income Tax Return for the taxable year ending on the date of the Company Merger, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(i)   Section 368 Opinion. PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, dated as of the Closing Date and in the form attached hereto as Exhibit A-7, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, Bryan Cave Leighton Paisner LLP may rely upon the tax representation letters described in Section 5.6(a) and Section 5.6(b) and in substance reasonably satisfactory to PubCo.

(j)   Certificate of Non-USRPHC Status. (I) PubCo shall have received from each Company an affidavit that satisfies the requirements of Treasury Regulation Section 1.897-2(h) certifying that an interest in such Company is not a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and (II) Trinity shall have received a duly and properly executed IRS Form W-9 from each Management Company Member.

Section 6.3   Conditions to the Obligations of the Companies and the Management Companies. The obligations of the Companies and the Management Companies to consummate the Mergers and the transactions contemplated hereby are subject to the satisfaction (or written waiver by the Companies, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)   Representations and Warranties of Trinity. (i) The representations and warranties of Trinity and PubCo set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.16 shall be true and correct in all respects (other than, in the case of the representations and warranties in Section 4.2, for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Trinity and PubCo set forth in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Trinity.

(b)   Performance of Obligations of Trinity. Trinity and PubCo shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Trinity and PubCo prior to or at the time of the Closing.

(c)   Sponsor Shares. The transactions contemplated by the Sponsor Agreement shall have been consummated.

(d)   Trinity Closing Statement. The Companies shall have received the Trinity Closing Statement.

(e)   Trinity Officer’s Certificate. An authorized officer of the Trinity Parties shall have executed and delivered to the Companies a certificate (“Trinity Officer’s Certificate”) certifying as to the Trinity Parties’ compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b) hereof.

Section 6.4   Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.4.

ARTICLE VII
TERMINATION

Section 7.1   Termination.

(a)   This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)   by mutual written consent of the Companies and Trinity;

(ii)   by either the Companies or Trinity, if the Closing does not occur on or prior to November 17, 2019 (the “Outside Date”) (other than as a result of the terminating Party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article VI); provided, however, that if Trinity receives approval from the Trinity stockholders prior to November 17, 2019 to amend the Trinity Certificate to extend the date by which Trinity must complete its initial Business Combination to a date that is after November 17, 2019, the Outside Date shall be the earlier of such new date and December 31, 2019.

(iii)   by Trinity, upon written notice to the Companies, if any member of the Company Group breaches or fails to perform in any material respect any of their representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, (B) cannot be or has not been cured within thirty (30) days following delivery by Trinity of written notice to the Companies (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform, and (C) has not been waived by Trinity; provided that Trinity shall not be entitled to terminate this Agreement pursuant to this Section 7.1(a)(iii) if, at the time of such termination, a Trinity Party is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.1 or Section 6.3 as applicable, would not have been satisfied;

(iv)   by the Companies, upon written notice to Trinity, if Trinity breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, (B) cannot be or has not been cured within thirty (30) days following delivery by the Companies of written notice to Trinity (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform, and (C) has not been waived by the Companies; provided that the Companies shall not be entitled to terminate this Agreement pursuant to this Section 7.1(a)(iv) if, at the time of such termination, a member of the Company Group is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.1 or Section 6.2 as applicable, would not have been satisfied;

(v)   by either Trinity or the Companies if there shall be in effect a final non-appealable Law or injunction preventing the consummation of the transactions contemplated hereby; provided that neither Trinity nor the Companies shall have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if any action of such Party or failure of such Party to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(vi)   by either Trinity or the Companies, if the Trinity Stockholders Meeting has been held (including any adjournments thereof) and Trinity Stockholder Approvals was not obtained.

(vii)   by either Trinity or the Companies, if Company Member Meeting has been held (including any adjournments thereof) and the Company Member Approval and the Management Company Member Approval were not obtained.

(b)   In the event of termination by Trinity pursuant to this Section 7.1, written notice thereof shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made.

Section 7.2   Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Section 7.2 and Section 3.16, Section 4.16, Section 5.3, Section 5.5(a), Section 5.7, Section 5.22, Article VIII and any corresponding definitions set forth in Annex I, which shall survive any termination of this Agreement. Nothing in this Section 7.2 shall be deemed to release any Party from any liability for any fraud by such Party of the terms and provisions of this Agreement prior to such termination.

ARTICLE VIII
INDEMNIFICATION

Section 8.1   Survival.

(a)   Except as otherwise set forth in this Section 8.1(a), the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.7(a), Section 3.10(b), (c), (d), (e), (f) and (g), Section 3.16,

Section 4.1, Section 4.2, Section 4.3 and Section 4.16 (collectively, the “Fundamental Representations”) shall survive the Closing until the second (2nd) anniversary of the Closing Date. Other than the Fundamental Representations, none of the representations and warranties and the covenants to be performed at or prior to the Closing, in each case set forth in this Agreement, shall survive the Closing and shall terminate and be of no further force and effect from and after the Closing, except for (i) those covenants or agreements of the Parties that by their terms require performance after the Closing (including this Article VIII), which shall survive the Closing in accordance with their respective terms until such covenants and agreements are fully performed or fulfilled, and (ii) any representation, warranty, covenant or other agreement in the event of fraud, which shall survive until the twentieth (20th) anniversary of the Closing Date.

(b)   The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Section 8.4(a) is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

Section 8.2   Indemnification by the Management Company Members.

(a)   Subject to the limitations set forth herein, after the Closing, each of the Management Company Members shall severally in proportion to their pro rata ownership of the Management Companies, but not jointly, compensate, reimburse, indemnify, hold harmless and defend PubCo against, and shall hold PubCo, its Representatives and its Affiliates (including the Surviving Subsidiaries), each of their respective Related Parties, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “PubCo Indemnitees”) harmless from, any Losses resulting from, arising out of, or incurred by such PubCo Indemnitee in connection with, or otherwise with respect to any breach of any Fundamental Representation of the Companies and the Management Companies.

(b)   No Management Company Member shall be liable for any Loss or Losses unless the claim for such Loss is brought within the Applicable Survival Period. No Management Company Member shall be liable for any Loss if such Loss arises from a breach of a Fundamental Representation of the Companies or the Management Companies, unless and until the aggregate amount of all Losses incurred by the PubCo Indemnitees exceeds $5,000,000 (the “Deductible”), and then only to the extent that such Losses exceed the Deductible; provided, however, that the cumulative indemnification obligations of the Management Company Members under Section 8.2(a) shall in no event exceed $22,000,000.

(c)   Any payment required to be made by the Management Company Members pursuant to this Section 8.2 shall be paid in cash by the Management Company Members by recovery directly from the Management Company Members, on a several and not joint basis. in cash. All such payments shall be made by wire transfer of immediately available funds in U.S. dollars to the account of PubCo designated in writing by PubCo at least one Business Day prior to such transfer.

(d)   PubCo acknowledges and agrees that, should the Closing occur, each PubCo Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company Group and their respective assets and liabilities and the Transactions (but excluding, for the avoidance of doubt, any post-Closing obligations of any Person under any of the Related Documents) shall be pursuant to the indemnification provisions set forth in this Article VIII; provided that nothing contained herein, including the limitations set forth in Section 5.21 or Section 8.2(b), shall operate to limit the liability of any Management Company Member to the PubCo Indemnitees for fraud.

Section 8.3   Indemnification by PubCo.

(a)   Subject to the limitations set forth herein, after the Closing, PubCo shall, and shall cause the Surviving Subsidiaries to, compensate, reimburse, indemnify, hold harmless and defend the Management Company Members against, and shall hold the Management Company Members and their respective Related Parties, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Management Company Indemnitees”) harmless from, any Losses resulting from, arising out of, or incurred by such Management Company Indemnitee in connection with, or otherwise with respect to any breach of any Fundamental Representation of PubCo or Trinity.

(b)   Limitations. Neither PubCo nor the Surviving Subsidiaries shall be liable for any Loss or Losses unless the claim for such Loss or Losses is brought within the Applicable Survival Period. Neither PubCo nor the Surviving Subsidiaries shall be liable for any Loss if such Loss arises from a breach of a Fundamental Representation of PubCo or Trinity, unless and until the aggregate amount of all Losses incurred by the Management Company Indemnitees exceeds the Deductible, and then only to the extent that such Losses exceed the Deductible; provided, however, that the cumulative indemnification obligations of PubCo and the Surviving Subsidiaries under Section 8.3(a) shall in no event exceed $22,000,000. In addition to the other limitations set forth in this Section 8.3(b), neither PubCo nor any Surviving Subsidiary shall be obligated to indemnify any Management Company Indemnitee under Section 8.3(a) with respect to: (i) any fact, event or action disclosed in the Trinity SEC Reports (excluding disclosures referred to in any “Risk Factors” or “Forward-Looking Statements” contained therein); or (ii) any covenant or condition expressly waived in writing by the Company Group prior to the Closing.

(c)   PubCo shall make, or cause to be made, any payments required to be made pursuant to this Section 8.3 by wire transfer of immediately available funds to the account(s) designated in writing by the Management Company Indemnitee at least one Business Day prior to such transfer.

(d)   Each Management Company Member acknowledges and agrees that, should the Closing occur, each Management Company Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, PubCo, the Surviving Subsidiaries and their respective assets and liabilities and the Transactions shall be pursuant to the indemnification provisions set forth in this Article VIII; provided that nothing contained herein, including the limitations set forth in Section 8.3(b), shall operate to limit the liability of PubCo or the Surviving Subsidiaries to the Management Company Indemnitees for fraud.

Section 8.4   Third Party Claims.

(a)   In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (a “Notice of Claim”); provided, however, that a failure by an Indemnitee to provide a Notice of Claim as soon as practicable shall not affect the rights or obligations of such Indemnitee other than to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall: (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)   The Indemnitor shall have the right, but not the obligation to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided that if the Indemnitor is a Management Company Member, the Indemnitor shall not have the right to assume the defense or prosecution of any Third Party Claim or litigation resulting therefrom that is either asserted directly by or on behalf of any Person with whom any PubCo Indemnitee has a meaningful business relationship or by a Tax Authority. If the Indemnitor assumes the Third Party Defense in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; provided, however, that the Indemnitee shall be entitled to participate in any such defense with separate co-counsel at the expense of the Indemnitor if so requested by the Indemnitor to so participate or, if counsel to the Indemnitee reasonably determines that a conflict exists on a material issue between the Indemnitee and the Indemnitor (other than any conflict of interest arising out of the indemnification rights and obligations of the parties under this Agreement) that would make such representation advisable; (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed); and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties will use their commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. If the Indemnitor has assumed the Third Party Defense, any settlement entered into or any judgment that was consented to by the Indemnitor without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) shall not be determinative of the amount of Losses relating to such matter.

(c)   If the Indemnitor does not assume the Third Party Defense, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor: (i) shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor shall not have any indemnification obligations with respect to any settlement entered into or any judgment that was consented to by the Indemnitee without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and such settlement or judgment shall not be determinative of the amount of Losses relating to such matter.

Section 8.5   Direct Claims. The Indemnitee shall notify the Indemnitor in writing promptly of its discovery of any matter for which it may seek indemnification pursuant to this Article VIII that does not involve a Third Party Claim, and such notice shall: (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.6   Calculation of Indemnity Payments.

(a)   All Losses for which any Indemnitee would otherwise be entitled to indemnification under this Article VIII will be reduced by the net amount of insurance proceeds, indemnification payments and other third-party recoveries actually received by any Indemnitee in respect of any Losses incurred by such Indemnitee. In the event any Indemnitee or any of its Affiliates is entitled to any insurance proceeds in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnitee is entitled to indemnification pursuant to this Article VIII, such Indemnitee shall use its commercially reasonable efforts to obtain, receive or realize such proceeds. In the event that any insurance proceeds, indemnification payments or other third-party recoveries not previously taken into account are obtained by a Indemnitee subsequent to receipt by such Indemnitee of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnification payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnitee of all or the relevant portion of such recovery to the relevant Indemnitor. The Parties acknowledge and agree that the terms of this Agreement shall not preclude the applicability of any otherwise applicable common law duty to mitigate Losses.

(b)   All materiality qualifications (such as “material”, “material adverse effect” or “Material Adverse Effect”) contained in the representations and warranties herein shall be disregarded for all purposes under this Article VIII, including for purposes of determining the amount of Losses and for purposes of determining the accuracy of such representations and warranties or whether a breach has occurred.

Section 8.7   Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Article VIII as an adjustment to the Merger Consideration.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, facsimile, electronic mail or postage prepaid mail (registered or certified) or nationally recognized delivery service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three (3) days after mailing (or one (1) Business Day in the case of overnight delivery service), as follows:

(a)   if to Trinity or PubCo to:

Trinity Merger Corp.
55 Merchant Street, Suite 1500
Honolulu, Hawaii 96813
Facsimile: (808) 529-8800
Email: legalnotices@trinityinvestments.com
Attention: Sean A. Hehir, President & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Facsimile: (212) 351-6333
Email: GPollner@gibsondunn.com
Attention: Glenn R. Pollner

(b)   if to any member of the Company Group to:

Pyatt Broadmark Management, LLC
1420 Fifth Avenue
Suite 2000
Seattle, Washington 98101
Facsimile: 206-623-2213
Email: jls@broadmark.com
Attention: Joseph L. Schocken

with copies (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
One Kansas City Place
1200 Main Street #3800
Kansas City, Missouri 64105
Facsimile: (816) 855-3225
Email: Jeff.Ziesman@bclplaw.com
Attention: Jeff Ziesman
Email: Amy.Wilson@bclplaw.com
Attention: Amy Wilson

Section 9.2   Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. In case any one or more of the provisions contained herein shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.3   Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.4   Entire Agreement. This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

Section 9.5   Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the Parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion, and any such assignment without such prior written consent shall be null and void; provided that Trinity, Merger Sub I and Merger Sub II may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to PubCo or any of its Affiliates at any time. Subject to the first sentence of this Section 9.5, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.6   No Third-Party Beneficiaries. Except as set forth in the last sentence of this Section 9.6 and Section 9.5, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 9.11, (b) if the Mergers are consummated, each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.8.

Section 9.7   Amendment. This Agreement may be amended by the Parties to this Agreement at any time before the Closing, by an instrument in writing signed on behalf of each Party, and any purported amendment, modification or supplement by any of the Parties in any manner that does not comply with this Section 9.7 shall be void and of no force and effect.

Section 9.8   Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party or Parties against whom such waiver is to be effective. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 9.9   Governing Law; Jurisdiction.

(a)   This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)   Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.10   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11   Non-Recourse. All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement, and (iv) any failure of the Mergers or any other transaction contemplated by this Agreement to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement (other than indemnification claims against the Management Company Members in accordance with the terms of Article VIII). In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any Party’s Affiliates or any of such Party’s or such Parties’ Affiliates’ former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Parties hereto and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 9.11 shall relieve or otherwise limit (x) the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments or (y) a Party’s right to make claims for indemnification as provided in Article VIII.

Section 9.12   Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party hereto to any Person (including any other Party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Companies or the Management Companies to which the relevance of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of any member of the Company Group. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 9.13   Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neutral gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The words “made available” and words of similar import refer to materials posted to the electronic data room maintained on Lightserve for “Project Rainier” no later than 5:30 p.m. ET on the date of this Agreement.

Section 9.14   No Presumption Against Drafting Party. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.15   Company Privilege; Waiver. Bryan Cave Leighton Paisner LLP (the “Firm”) has represented the Companies, the Company Subsidiaries, the Management Company Members and the Management Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Trinity Parties agree that they shall not and shall cause the Surviving Subsidiaries and their Affiliates not to seek to have the Firm disqualified from representing any Member or such Member’s Affiliates (a) in connection with any dispute that may arise between such parties and the Trinity Parties or the Surviving Subsidiaries in connection with this Agreement or the Transactions and (b) in connection with any such dispute, the Members or the Members’ Affiliates involved in such dispute (and not the Trinity Parties or the Surviving Subsidiaries) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Companies, the Company Subsidiaries, the Management Companies, the Members and the Firm that occurred prior to the Closing.

Section 9.16   Execution of Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Plan of Merger as of the date first written above.

TRINITY MERGER CORP.

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President & Chief Executive Officer

TRINITY SUB INC.

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President, Chief Executive Officer, Treasurer & Chief Financial Officer

TRINITY MERGER SUB I, INC.

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President

TRINITY MERGER SUB II, LLC

By: Trinity Sub Inc., its sole member

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President

[Signatures Continue on Following Page.]

Signature Page to Agreement and Plan of Merger

[Signatures Continued from Previous Page.]

PBRELF I, LLC

By: Pyatt Broadmark Management, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BRELF II, LLC

By: Broadmark Real Estate Management II, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

[Signatures Continue on Following Page.]

Signature Page to Agreement and Plan of Merger

[Signatures Continued from Previous Page.]

BRELF III, LLC

By: Broadmark Real Estate Management III, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BRELF IV, LLC

By: Broadmark Real Estate Management IV, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

[Signatures Continue on Following Page.]

Signature Page to Agreement and Plan of Merger

[Signatures Continued from Previous Page.]

PYATT BROADMARK MANAGEMENT, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BROADMARK REAL ESTATE MANAGEMENT II, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BROADMARK REAL ESTATE MANAGEMENT III, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager
BROADMARK REAL ESTATE MANAGEMENT IV, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

Signature Page to Agreement and Plan of Merger

ANNEX I

DEFINITIONS

Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms below.

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Authority or arbitrator.

“Additional Trinity SEC Reports” has the meaning set forth in Section 4.7(a).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 5.11(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration or termination of an applicable waiting period.

“Asset Purchase Price” has the meaning set forth in Section 1.7(b).

“Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, phantom interest, restricted stock unit, performance stock unit, other equity or equity-based incentives, severance, employment, change-of-control, transaction or retention, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA.

“Broadmark Capital Employees” has the meaning set forth in Section 5.9(a).

“Business” means the business and operations of the Company Group, as currently conducted.

“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding), relating to a Business Combination other than a Business Combination with respect to the Company Group.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in Seattle, Washington are required or authorized by Law to be closed for business.

“Cash and Cash Equivalents” means as of any determination time, with respect to the Company Group, the aggregate amount of each member of the Company Group’s cash and cash equivalents (including marketable securities, investment assets (including short term investments), cash-in-transit, checks and bank deposits) as of such time, calculated in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of any member of the Company Group but not yet reflected as available in the accounts of such member of the Company Group and (b) be reduced by the amount of any outstanding checks or debit transactions written or made against the accounts of any member of the Company Group.

“Cash Proceeds” means the sum of (a) the amount of cash held in the Trust Account upon conclusion of the Offer, as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes, and (b) the total aggregate proceeds of the PIPE Investments received by PubCo.

“Certificate” has the meaning set forth in Section 2.2(f).

“Certifications” has the meaning set forth in Section 4.7(a).

“Class B Share Conversion Rights” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” means the Indebtedness of a Party that remains outstanding as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Holder” has the meaning set forth in Section 2.2(f).

“Communications Plan” has the meaning set forth in Section 5.7.

“Company” or “Companies” has the meaning set forth in the preamble.

“Company Certificate of Merger” has the meaning set forth in Section 1.3.

“Company Closing Statement” has the meaning set forth in Section 2.3.

“Company Common Consideration” means an aggregate amount of $64,338,000 for Funds I – IV. The Company Common Consideration, after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, will be allocated among each Company and each holder of Company Common Units as set forth on Section 2.1(b)(ii) of the Company Disclosure Schedules.

“Company Common Merger Consideration Per Unit” has the meaning set forth in Section 2.1(b)(ii).

“Company Common Units” has the meaning set forth in Section 3.2(a)(iv).

“Company Disclosure Schedules” means the disclosure schedules of the Company Group delivered to Trinity in connection with this Agreement.

“Company Effective Time” has the meaning set forth in Section 1.3.

“Company Employee Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Group” has the meaning set forth in the preamble.

“Company Group Employees” has the meaning set forth in Section 5.9(a).

“Company Member” means any member of a Company.

“Company Member Approval” means the approval by the affirmative vote of a majority of the members of each Company, whether in person or by proxy at the Company Member Meeting (or any adjournment thereof) necessary to approve, as required by the Company Organizational Documents or applicable Law, (a) this Agreement, the Related Documents and transactions contemplated hereby and thereby, including the Company Merger, and (b) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Company Member Meeting” has the meaning set forth in Section 5.15.

“Company Merger” has the meaning set forth in the recitals.

“Company Nominees” has the meaning set forth in Section 1.6(a).

“Company Preferred AUM” means the portion of the total members’ equity of Fund I, Fund II, Fund III and Fund IV, respectively, attributable to Preferred Unit Holders, net of REIT loan loss reserves, determined as of the close of business on the Business Day immediately preceding the date of Closing and calculated in a manner consistent with the preparation of the Company’s monthly financial reports to Preferred Unit Holders.

“Company Preferred Merger Consideration Per Unit” has the meaning set forth in Section 2.1(b)(i).

“Company Preferred Units” has the meaning set forth in Section 3.2(a)(iv).

“Company Released Parties” has the meaning set forth in Section 5.21(a).

“Company Subsidiary” or “Company Subsidiaries” means the Subsidiary or Subsidiaries of the Companies.

“Company Surviving Subsidiary” has the meaning set forth in Section 1.1(b).

“Company Transaction Expenses” means, without duplication, all fees and expenses incurred by the members of the Company Group in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), including, but not limited to, the: (a) fees and disbursements of outside counsel to the members of the Company Group; (b) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the members of the Company Group; (c) fees and expenses payable by any member of the Company Group to Broadmark Capital in connection with or as a result of the consummation of the Transactions (excluding, for the avoidance of doubt, any amounts allocated to Broadmark Capital as set forth on Section 2.1(b)(ii) of the Company Disclosure Schedules and Section 2.1(c) of the Company Disclosure Schedules) and (d) fees and expenses related to termination of the referral agreements between the Company Group or Broadmark Capital and the referring parties and finders listed on Section 3.15(a)(xiv)(B) of the Company Disclosure Schedules; provided, however, that Company Transaction Expenses shall not include any fees and expenses incurred solely by Broadmark Capital except for $500,000 in fees and expenses under the referral agreement between the referring party and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(6) of the Company Disclosure Schedules.

“Company Units” has the meaning set forth in Section 3.2(a)(iv).

“Confidentiality Agreement” has the meaning set forth in Section 5.3(a).

“Contract” means any written or enforceable oral contract, agreement, franchise, license, sublicense, lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Current Policies” has the meaning set forth in Section 5.8(c).

“D&O Indemnified Persons” has the meaning set forth in Section 5.8(a)

“D&O Tail” has the meaning set forth in Section 5.8(c).

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedules” means each of the Company Disclosure Schedules and the Trinity Disclosure Schedules.

“Dissenting Units” has the meaning set forth in Section 2.4.

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.3.

“Employment Period” has the meaning set forth in Section 5.9(b).

“Encumbrance” means any charge, claim, limitation, lien, encumbrance, security interest, pledge, mortgage, easement, right-of-way, deed of trust, hypothecation, option, right of first refusal or first offer, preemptive right or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” has the meaning set forth in the definition of “Benefit Plans.”

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any member of the Company Group, is or was at the relevant time treated as a single-employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(e).

“Exchange Fund” has the meaning set forth in Section 2.2(e).

“Exhibits” means the exhibits to this Agreement.

“Firm” has the meaning set forth in Section 9.15.

“Former Shareholder Indemnitor” has the meaning set forth in Section 5.8(b).

“Fund I Common Unit” has the meaning set forth in Section 3.2(a)(i).

“Fund I Preferred Units” has the meaning set forth in Section 3.2(a)(i).

“Fund II Common Unit” has the meaning set forth in Section 3.2(a)(ii).

“Fund II Preferred Units” has the meaning set forth in Section 3.2(a)(ii).

“Fund III Common Unit” has the meaning set forth in Section 3.2(a)(iii).

“Fund III Preferred Units” has the meaning set forth in Section 3.2(a)(iii).

“Fund IV Common Unit” has the meaning set forth in Section 3.2(a)(iv).

“Fund IV Preferred Units” has the meaning set forth in Section 3.2(a)(iv).

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulator, administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign, or any arbitrator or arbitral panel (public or private).

“Hazardous Materials” means any chemical, material, waste or substance defined under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as financing leases, (d) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letters of credit or similar arrangements to the extent drawn as of the Closing Date, (e) any unpaid bonuses, change of control payments, severance and obligations for deferred compensation, together with the employer’s portion of any employment Taxes associated with such payments, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (ii) otherwise to guarantee a creditor against loss, and (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including account and contract rights) owned by such person, even though such Person has not assumed or become liable for payment of such Indebtedness.

“Indemnitee” shall mean any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” shall mean any Party from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Directors” has the meaning set forth in Section 1.6(b).

“Initial Taxable Year” has the meaning set forth in Section 6.1(j).

“Initial Trinity Surviving Subsidiary” has the meaning set forth in Section 1.1(a).

“Intellectual Property” means intellectual property rights arising anywhere in the world, including, but not limited to: (a) trademarks, trade names, service marks, trade dress, logos, domain names and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (b) patents, patent applications, invention disclosures, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (c) copyright rights and moral rights in original works of authorship, and copyright registrations and applications therefor; (d) rights in proprietary computer software, programs and applications, including source code, object code, firmware and middleware; (e) rights in data and databases; (f) rights of publicity; (g) proprietary and confidential know-how and trade secrets; (h) internet domain names and social media identifiers; and (i) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Interim Period” has the meaning set forth in Section 5.11(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge of the Companies” means the actual knowledge of those persons listed on Section 1.01(a) of the Company Disclosure Schedules, in each case, after making reasonable inquiry with such person’s direct reports or employees having responsibility relating to the relevant matter.

“Knowledge of Trinity” means the knowledge of those persons listed on Section 1.01(b) of the Company Disclosure Schedules, in each case, after making reasonable inquiry with such person’s direct reports or employees having responsibility relating to the relevant matter.

“Law” means any law, statute, ordinance, rule, regulation, Order, writ, judgment, injunction, decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.2(f).

“Lookback Date” means the date that is three (3) years prior to the date hereof.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor; provided, however, that “Losses” shall not include: (a) damages that are not reasonably foreseeable; (b) punitive or exemplary damages; and (c) lost profits and damages calculated by “multiple of profits” or “multiple of cash flow” or similar valuation methodology unless, in any case, such damages are awarded to a third party by any court, arbitrator or other Governmental Authority.

“Management Agreement Rights” has the meaning set forth in the recitals.

“Management Companies” and “Management Company” have the meaning set forth in the preamble.

“Management Company Certificate of Merger” has the meaning set forth in Section 1.3.

“Management Company Consideration” means an amount in cash equal to (a) $98,162,000, less (b) the amount of Company Transaction Expenses that are unpaid as of the Closing and the Reimbursed Transaction Expenses, in each case as set forth on the Company Closing Statement and only to the extent they are, in the aggregate, in excess of $15,362,000 (the “Company Transaction Expense Cap”), plus (c) the Reimbursed Transaction Expenses, as set forth on the Company Closing Statement, less (d) the amount of Closing Indebtedness of the Company Group (other than any Indebtedness of the type set forth in clause (e) of the definition thereof). The Management Company Consideration, after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, will be allocated among each Management Company and each holder of Management Company Units as set forth on Section 2.1(c) of the Company Disclosure Schedules.

“Management Company Member” means any holder of Management Company Units.

“Management Company Member Approval” means the approval by the affirmative vote of the holders of more than two-thirds of the issued and outstanding Class A units of each Management Company, whether in person or by proxy at the Company Member Meeting (or any adjournment thereof) necessary to approve, as required by the Management Company Organizational Documents or applicable Law, (a) this Agreement, the Related Documents and transactions contemplated hereby and thereby, including the Management Company Merger, and (b) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Management Company Merger” has the meaning set forth in the recitals.

“Management Company Merger Consideration Per Unit” has the meaning set forth in Section 2.1(c).

“Management Company Organizational Documents” has the meaning set forth in Section 3.1(c).

“Management Company Unit” has the meaning set forth in Section 3.2(c)(iv).

“Management Company Unit Holder” has the meaning set forth in Section 2.2(f).

“Management Incentive Plan” means the new equity incentive plan for PubCo, in form and substance reasonably acceptable to the Companies and Trinity, that provides for the grant of awards to management of PubCo and its Subsidiaries in the form of options, restricted shares or other equity-based awards based on PubCo Common Stock with a total pool of awards of PubCo Common Stock to be determined by the Companies and Trinity.

“Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Company Group (taken as a whole) or the Trinity Parties (taken as a whole), as applicable, or (b) materially impairs the ability of the Company Group or the Trinity Parties, as applicable, to consummate, or prevents or materially delays, the transactions contemplated hereunder or would reasonably be expected to do so; provided that, in the case of clause (a) only, the impact of the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, in each case first announced or proposed after the date of this Agreement, (v) changes that are generally applicable to the industries or markets in which the Company Group or the Trinity Parties, as applicable, operate, (vi) any change in the market price or trading volume of the Class A Common Stock or Trinity Warrants (it being understood that the underlying causes of such change may be taken into account in determining whether a Material Adverse Effect has occurred), (vii) any failure, in and of itself, of the Company Group or Trinity Party, as applicable, to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group or the Trinity Parties, respectively, for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (x) any Action of any member of the Company Group carried out at the express written request of the Trinity Parties, or any Action of any Trinity Party carried out at the express written request of the Company Group, and (xi) the announcement of the transactions contemplated by this Agreement to the extent related to the identify of Trinity; provided, however, that with respect to each of clauses (i), (ii), (iii), (iv), (v), (viii) and (ix), any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material

Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, development, occurrence, fact, condition, or change disproportionately affects the Company Group or the Trinity Parties, as applicable, compared to other companies operating in the industries in which the Company Group or the Trinity Parties, as applicable, operate.

“Material Contract” has the meaning set forth in Section 3.15(a).

“member of the Company Group” means any of the Companies, the Management Companies and the Company Subsidiaries.

“Members” means the Company Members and the Management Company Members.

“Merger Consideration” has the meaning set forth in Section 2.2(a)(i).

“Merger Consideration Per Share” has the meaning set forth in Section 2.2(a)(ii).

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub I Board” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“MgCo I” has the meaning set forth in the preamble.

“MgCo I Units” has the meaning set forth in Section 3.2(c)(i).

“MgCo II” has the meaning set forth in the preamble.

“MgCo II Units” has the meaning set forth in Section 3.2(c)(ii).

“MgCo III” has the meaning set forth in the preamble.

“MgCo III Units” has the meaning set forth in Section 3.2(c)(iii).

“MgCo IV” has the meaning set forth in the preamble.

“MgCo IV Units” has the meaning set forth in Section 3.2(c)(iv).

“Mortgage” or “Mortgages” means each whole loan mortgage to which a Company has the sole rights and interests as a creditor with respect to the borrowers and/or guarantors thereunder.

“Mortgage Documents” means, with respect to any Mortgage, all agreements and documents between a Company and the borrower and/or guarantors thereunder evidencing or securing or setting forth the terms of such Mortgage, including any written amendments, modifications, subordinations, releases, terminations and/or waivers thereto.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in the recitals.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case whether preliminary or final.

“Outside Date” has the meaning set forth in Section 7.1(a)(ii).

“Owned Real Property” has the meaning set forth in Section 3.14(a).

“Permit” means any permit, license, approval, franchise, consent, registration, variance, certification, concession, exemption, endorsement, qualification or other authorization of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith for which adequate reserves have been established in accordance with GAAP, (b) statutory Encumbrances of landlords with respect to the Real Property Leases, (c) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet due and payable, (d) in the case of the Real Property Leases, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable member of the Company Group, (e) Encumbrances securing the Indebtedness of any member of the Company Group to be released at or prior to Closing, and (f) other Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company Group, and do not materially impair the ability of the Company Group to use or operate the Business as currently conducted.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Information” has the meaning set forth in Section 3.13(e).

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“Preferred Unit Holder” has the meaning set forth in Section 2.2(f).

“Privacy Laws” has the meaning set forth in Section 3.13(e).

“Private Placement Warrants” has the meaning set forth in Section 4.2(d).

“Prospectus” means that certain final prospectus of Trinity, dated May 14, 2018 prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 5.13(a).

“PubCo” has the meaning set forth in the preamble.

“PubCo Board” has the meaning set forth in the recitals.

“PubCo Common Stock” means the common stock, par value $0.001 per share, of PubCo.

“PubCo Plans” has the meaning set forth in Section 5.9(c).

“Qualified REIT Subsidiary” has the meaning set forth in Section 3.2(b).

“Real Property Lease” has the meaning set forth in Section 3.14(b).

“Reference Price” means the value of the funds held in the Trust Account (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the Business Day immediately preceding the date of Closing (and excluding, for the avoidance of doubt, the proceeds of any PIPE Investment deposited into the Trust Account), divided by the number of outstanding shares of Class A Common Stock as of the close of business on the Business Day immediately preceding the date of Closing.

“Registration Statement” has the meaning set forth in Section 5.13(a).

“Reimbursed Transaction Expenses” means any Company Transaction Expenses to the extent paid by any member of the Company Group prior to the Closing Date.

“REIT” has the meaning set forth in the recitals.

“Related Documents” means the Trinity Certificate of Merger, the Company Certificate of Merger, the Management Company Certificate of Merger, the Sponsor Agreement and such other agreements and documents entered into in connection with this Agreement.

“Related Party” and “Related Parties” has the meaning set forth in Section 9.11.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 5.18.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Measures” has the meaning set forth in Section 3.13(f).

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Sponsor” means HN Investors LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the recitals.

“Sponsor Nominees” has the meaning set forth in Section 1.6(b).

“Subscription Agreements” has the meaning set forth in the recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Organizational Documents” has the meaning set forth in Section 3.1(b).

“Surrendered Shares” means 3,801,360 shares of Class B Common Stock.

“Surviving Subsidiary” and “Surviving Subsidiaries” has the meaning set forth in Section 1.1(c).

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Tax” or “Taxes” means, with respect to any Person, all taxes, customs, tariffs, imposts, levies, duties, deductions, withholdings, fees or other like assessments or charges of any kind imposed by a Tax Authority including any income, gross income, franchise, gross receipts, sales, use, ad valorem, transfer, estimated, real property, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, whether disputed or not.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment, imposition or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxable REIT Subsidiary” has the meaning set forth in Section 3.2(b).

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 5.5(b).

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Trinity” has the meaning set forth in the preamble.

“Trinity Board” has the meaning set forth in the recitals.

“Trinity Bylaws” means the Bylaws of Trinity Merger Corp. dated May 14, 2018, as such Bylaws may be supplemented, amended or amended and restated from time to time.

“Trinity Certificate” means the Amended and Restated Certificate of Incorporation of Trinity Merger Corp. dated May 14, 2018, as such Certificate of Incorporation may be supplemented, amended or amended and restated from time to time.

“Trinity Certificate of Merger” has the meaning set forth in Section 1.3.

“Trinity Closing Statement” has the meaning set forth in Section 2.3.

“Trinity Common Stock” has the meaning set forth in the recitals.

“Trinity Disclosure Schedules” means the disclosure schedules of Trinity delivered to the Companies in connection with this Agreement.

“Trinity Effective Time” has the meaning set forth in Section 1.3.

“Trinity Group” means Trinity and PubCo, collectively.

“Trinity Merger” has the meaning set forth in the recitals.

“Trinity Merger Consideration Per Share” has the meaning set forth in Section 2.1(a).

“Trinity Officer’s Certificate” has the meaning set forth in Section 6.3(e).

“Trinity Organizational Documents” means the Trinity Certificate, the Trinity Bylaws and the Trust Agreement.

“Trinity Parties” has the meaning set forth in the preamble.

“Trinity Redeemed Share” means any share of Class A Common Stock for which a Trinity stockholder has validly exercised its redemption right in the Offer.

“Trinity Released Parties” has the meaning set forth in Section 5.21(b).

“Trinity SEC Reports” has the meaning set forth in Section 4.7(a).

“Trinity Stockholder Approvals” means the approval by the affirmative vote of the holders of the requisite number of shares of Trinity Common Stock, whether in person or by proxy at the Trinity Stockholders Meeting (or any adjournment thereof) necessary to approve, as required by the Trinity Certificate in effect on the date hereof, the Nasdaq Listing Rules or applicable Law, (a) this Agreement and the Transactions, including the Trinity Merger and the issuance of shares of PubCo Common Stock in connection with the Transactions, (b) the Management Incentive Plan, and (c) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Trinity Stockholders Meeting” has the meaning set forth in Section 5.14.

“Trinity Surviving Subsidiary” has the meaning set forth in Section 1.1(c).

“Trinity Transaction Expenses” means, without duplication, all fees and expenses incurred by the Trinity Parties in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid at the time of the Closing, including, but not limited to, the (a) fees and disbursements of outside counsel to the Trinity Parties, (b) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Trinity Parties, (c) the deferred underwriter fee owed to the underwriter of Trinity’s initial public offering and any related-party loans or notes owed by Trinity, (d) the fees and expenses related to any PIPE Investment, and (e) any consent fees payable to holders of the Trinity Warrants in connection with obtaining the Warrant Holder Approval.

“Trinity Warrants” has the meaning set forth in Section 4.2(d).

“Trust Account” has the meaning set forth in Section 4.12(a).

“Trust Agreement” has the meaning set forth in Section 4.12(a).

“Trustee” has the meaning set forth in Section 4.12(a).

“WA LLCA” has the meaning set forth in the recitals.

“WA SOS” has the meaning set forth in Section 1.3.

“Warrant Agreement” means that certain Warrant Agreement, dated as of May 14, 2018, by and between Trinity and Continental Stock Transfer & Trust Company, as such agreement may be modified, amended or supplemented from time to time.

“Warrant Holder Approval” has the meaning set forth in Section 5.16.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.